Exhibit 10.7

PATENT AND KNOW-HOW LICENSE AGREEMENT

Between

PIERRE FABRE MEDICAMENT S.A.

and

NOVACEA, Inc.

Dated

July 19, 2005

TABLE OF CONTENTS

ARTICLE 1 –	DEFINITIONS	1

ARTICLE 2 –	SUBJECT MATTER OF THE AGREEMENT	1
2.1.	License Grant by PIERRE FABRE to NOVACEA	1
2.2.	License Grant by NOVACEA to PIERRE FABRE	2
2.3.	Covenant Not to Sue	3
2.4.	Right to sublicense	3
2.5.	Effectiveness of Licenses	4
2.6.	Termination of NOVACEA Licenses in Canada	4

ARTICLE 3 –	TRADEMARK	4

ARTICLE 4 –	DISCLOSURE AND USE OF KNOW-HOW	4
4.1.	Disclosure of PIERRE FABRE Know-How	4
4.2.	Disclosure of NOVACEA Know-How	5
4.3.	Use of PIERRE FABRE Know-How	5
4.4.	Use of NOVACEA Know-How	5

ARTICLE 5 –	DEVELOPMENT - REGISTRATION	5
5.1.	Development Plan	5
5.2.	JDC	6
5.3.	Development Responsibilities	6
5.4.	Protocols	8
5.5.	Progress Meetings	9
5.6.	Scientific Publications	9
5.7.	Supply of Licensed Product during Clinical Development	10
5.8.	Regulatory Exclusivity	10
5.9.	Right to Audit Third Parties	10
5.10.	Development of Licensed Product or Improvement outside of Cancer Field	10

ARTICLE 6 –	REGULATORY MATTERS	11
6.1.	Drug Master Files; Cross Reference Rights; General Matters	11
6.2.	Approval	11
6.3.	Diligence during Regulatory Process	11
6.4.	Maintenance of Approvals	12

ARTICLE 7 –	COMMERCIALIZATION	12
7.1.	Launch	12
7.2.	JCC	12
7.3.	Certain Responsibilities	13
7.4.	Compliance with Legal Requirements	13
7.5.	Supply of Licensed Product for Commercialization	13
7.6.	Trade Dress Marking	13
7.7.	Progress Meetings and Commercial Reporting	13
7.8.	Phase 3b and Phase 4 Clinical Trials	14

7.9.	Medical Inquiries	14

ARTICLE 8 –	NON-COMPETITION-IV FORM	14
8.1.	Pierre Fabre Competing Products	14
8.2.	Novacea Competing Products	15
8.3.	IV Form	16

ARTICLE 9 –	MINIMUM SALES IN THE CANCER FIELD	16
9.1.	General	16
9.2.	Minimum Sales	17
9.3.	Adjustment of Projected Net Sales	18

ARTICLE 10 –	GOVERNANCE AND COMMITTEE STRUCTURE	18
10.1.	JDC and JCC	18
10.2.	General Committee Membership and Procedures	18

ARTICLE 11 –	FINANCIAL TERMS	19
11.1.	Upfront Payment	20
11.2.	Milestone Payments in the Cancer Field	20
11.3.	Patent and Know-Plow Royalty in the Field	21
11.4.	Withholding Taxes	25
11.5.	Financial Statements	25

ARTICLE 12 –	IMPROVEMENTS	25
12.1.	General – Improvements	25
12.2.	Updates Regarding Improvements	26

ARTICLE 13 –	PHARMACOVIGILANCE; ADVERSE EVENTS	26

ARTICLE 14 –	CONFIDENTIALITY	27
14.1.	Treatment of Confidentiality Information	27
14.2.	Right to Disclose	27
14.3.	Release from Restrictions	28
14.4.	Confidentiality of Financial Terms	28
14.5.	Patient Privacy	28
14.6.	Termination of Prior Disclosure Agreement	28

ARTICLE 15 –	PATENT MAINTENANCE AND ENFORCEMENT	29
15.1.	Inventions.	29
15.2.	Patent Maintenance	29
15.3.	Joint Inventions	30
15.4.	Patent Enforcement	30

ARTICLE 16 –	REPRESENTATIONS, WARRANTIES AND COVENANTS	31
16.1.	Representations, Warranties and Covenants of PIERRE FABRE	31
16.2.	Representations, Warranties and Covenants of NOVACEA	32
16.3.	Limitations	33
16.4.	Disclaimer	33

ARTICLE 17 –	TERM; TERMINATION	34
17.1.	Term	34
17.2.	Termination for Cause by a Party	34
17.3.	Termination for Cause by PIERRE FABRE	36
17.4.	Voluntary Termination by NOVACEA	37

ARTICLE 18 –	CONSEQUENCES OF EXPIRATION AND TERMINATION	37
18.1.	Expiration of the Agreement	37
18.2.	Termination of the Agreement	38
18.3.	Certain Cooperation	40
18.4.	Survival of Certain Rights and Obligations	40
18.5.	Disposition of Licensed Product	40
18.6.	Remedies	40

ARTICLE 19 –	INDEMNIFICATION AND RELATED MATTERS	41
19.1.	Indemnification by PIERRE FABRE	41
19.2.	Indemnification by NOVACEA	41
19.3.	Indemnification Procedures	42
19.4.	Subrogation	43
19.5.	Indemnification not Cumulative	43
19.6.	PIERRE FABRE Insurance	43
19.7.	NOVACEA Insurance	43

ARTICLE 20 –	ASSIGNMENT OF AGREEMENT	43
20.1.	General	43
20.2.	Assignment by PIERRE FABRE	44
20.3.	Assignment by NOVACEA	44
20.4.	Definition	44
20.5.	Consequences of Assignment	45

ARTICLE 21 –	NOTICES	45

ARTICLE 22 –	APPLICABLE LAW; DISPUTE RESOLUTION	46
22.1.	Applicable Law	46
22.2.	Dispute Resolution	46
22.3.	Arbitration; Jurisdiction	47
22.4.	Adjustment to Projected Net Sales	47
22.5.	Injunctive Relief	48

ARTICLE 23 –	MISCELLANEOUS	48
23.1.	Entire Agreement; Modification; Counterparts	48
23.2.	Relationship between the Parties	48
23.3.	Non-Waiver	49
23.4.	No Third Party Beneficiaries	49
23.5.	Successors and Assigns	49
23.6.	Severability	49
23.7.	Force Majeure	49

23.8.	Interpretation	50
23.9.	Expenses	50

ARTICLE 24 –	PUBLICITY	50

SCHEDULES

v

PATENT AND KNOW-HOW LICENSE AGREEMENT

THIS PATENT AND KNOW-HOW LICENSE AGREEMENT (the “Agreement”) is executed on July 19, 2005 (the “Effective Date”) by and between PIERRE FABRE MEDICAMENT S.A., a corporation organized under the laws of France with headquarters at 45, place Abel-Gance, 921000 BOULOGNE, FRANCE (“PIERRE FABRE”) and NOVACEA, INC., a Delaware corporation with a principal place of business at 601 Gateway Boulevard, Suite 800, SOUTH SAN FRANCISCO, CALIFORNIA 94080, U.S.A. (“NOVACEA”).

RECITALS

WHEREAS, PIERRE FABRE, a pharmaceutical and health care company, has evidenced the antimitotic activity of a Vinca Alkaloid derivative known as “VINORELBINE” (INN), formulated in softgel capsules which are covered by certain Softgel Patents filed by CARDINAL HEALTH 409 INC. (“CAH”) in various countries, including the USA and Canada;

WHEREAS, PIERRE FABRE entered into a license and supply agreement dated June 6, 2002, with CAH, pursuant to which PIERRE FABRE has obtained a license under the Softgel Patents with the right to sublicense;

WHEREAS, PIERRE FABRE has successfully obtained regulatory approval of the Licensed Product in various EU countries and has successfully introduced the Licensed Product in such EU countries; and

WHEREAS, NOVACEA, further to a due diligence process, has confirmed its interest to collaborate with PIERRE FABRE to further develop the Licensed Product in the USA and Canada with a view to commercialize Licensed Product in such countries.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1 – DEFINITIONS

For purposes of this Agreement, the capitalized terms not otherwise defined herein shall have the meanings set forth in Schedule 1 attached hereto and incorporated herein by reference.

ARTICLE 2 – SUBJECT MATTER OF THE AGREEMENT

2.1.	License Grant by PIERRE FABRE to NOVACEA.

2.1.1. Subject to Section 2.6 below, PIERRE FABRE hereby grants to NOVACEA and NOVACEA accepts the following rights and licenses, with the right to grant sublicenses in accordance with Section 2.4 hereof:

(a)

under the PIERRE FABRE Know-How: (i) the exclusive right to develop, register, use, sell, offer to sell and import the Licensed Product in the Field in the NOVACEA Territory; and (ii) the exclusive right to use Improvements originating from PIERRE FABRE to develop, register, use, sell, offer to sell and import Licensed Product in the Field in the NOVACEA Territory;

(b)	under the Softgel Patents: (i) the exclusive right to use, sell, offer to sell and import the Licensed Product in the Field, including in the Cancer Field, consistent with the claims in the Softgel Patents, in the NOVACEA Territory; and (ii) the exclusive right to use Improvements to use, sell, offer to sell and import Licensed Product in the Field in the NOVACEA Territory;

(c)	under any future PIERRE FABRE Patent that is not a Softgel Patent: (i) the exclusive right to develop, register, use, sell, offer to sell and import the Licensed Product in the Field in the NOVACEA Territory; and (ii) the exclusive right to use improvements originating from PIERRE FABRE to develop, register, use, sell, offer to sell and import the Licensed Product in the Field in the NOVACEA Territory;

(d)	subject to PIERRE FABRE’s prior approval (which approval shall not be unreasonably withheld or delayed), the non-exclusive right to conduct a portion of the first Phase 3 Clinical Trial for the Licensed Product in the advanced breast cancer indication, (as described in the version of the Development Plan attached hereto as Schedule 5.1.1), in those countries of the PIERRE FABRE Territory in which Pierre Fabre has Affiliates devoted to oncology, as listed on Schedule 2.1.1 attached hereto, solely to facilitate the Approval of Licensed Product in the NOVACEA Territory, and provided that to ensure coherence of the message delivered both by PIERRE FABRE’s Affiliates and NOVACEA to the scientific community, NOVACEA agrees to associate PIERRE FABRE in its contact with investigators in those countries which will be selected to conduct such Phase 3 Clinical Trial; and

(e)	under the PIERRE FABRE Know-How and PIERRE FABRE Patents, the non-exclusive worldwide right to procure the packaging services for the Finished Product contemplated in Section 5.3.4 of the Supply Agreement (the “Packaging Services”), as provided in Section 2.1.2, below.

2.1.2. If PIERRE FABRE does not provide Packaging Services pursuant to Section 5.3.4 of the Supply Agreement, then NOVACEA shall have the right, without payment of consideration other than that provided in Article 11 of this Agreement, to procure such Packaging Services from a Third Party. The rights and licenses granted in Sections 2.1.1 and 2.1.2 hereof may be referred to herein collectively as the “NOVACEA Licenses.”

2.1.3. The NOVACEA Licenses shall permit NOVACEA to develop, register, use, sell, offer to sell and import the Licensed Product in the Field in the NOVACEA Territory.

2.2.	License Grant by NOVACEA to PIERRE FABRE.

NOVACEA hereby grants to PIERRE FABRE an exclusive, fully paid-up and royalty-free license, including the right to grant sublicenses in accordance, with Section 2.4 hereof, under the NOVACEA Know-How and NOVACEA’s patent rights with respect to the Licensed Product, if any, (i) to develop, register, use, sell, offer to sell and import the Licensed Product in the Field in the

PIERRE FABRE Territory, and (ii) to use Improvements originating from NOVACEA to develop, register, use, sell, offer to sell and import Licensed Product in the Field in the PIERRE FABRE Territory (the “PIERRE FABRE License”).

2.3.	Covenant Not to Sue.

PIERRE FABRE agrees that during the Royalty Term, neither it nor any of its Affiliates will assert against NOVACEA, its Affiliates or permitted sublicensees, any Patent not included in the PIERRE FABRE Patents that is or might be infringed by reason of the development, use, sale, offer for sale or importation by NOVACEA, its Affiliate or a permitted sublicensee of a Licensed Product or Improvement, in the Field, in the NOVACEA Territory.

2.4.	Right to sublicense.

2.4.1. NOVACEA right to sublicense to Affiliates. At any time following the end of the US End Of Phase 2 Meeting with the FDA (as defined in the Development Plan for the USA), NOVACEA shall have the right to grant sublicenses to its Affiliates under the NOVACEA Licenses in the NOVACEA Territory without any PIERRE FABRE consent required.

2.4.2. NOVACEA right to sublicense to Third Parties. NOVACEA shall have the right to grant sublicenses under the NOVACEA Licenses to Third Parties in Canada only with the prior written consent of PIERRE FABRE, such consent not to be unreasonably withheld or delayed; provided however, that NOVACEA will keep PIERRE FABRE regularly informed of its progress in selecting a sublicensee in Canada and will discuss with PIERRE FABRE any requirements that NOVACEA believes a sublicensee should reasonably possess or meet such as (i) presence and strength in oncology and (ii) the nature of its portfolio to ensure that it includes no Competing Product, but NOVACEA shall not be required to discuss with PIERRE FABRE the specific financial compensation that NOVACEA is seeking for itself for the grant of any sublicense. For clarity, NOVACEA shall have no right to grant sublicenses to Third Parties in the USA under the NOVACEA Licenses without the prior written consent of PIERRE FABRE, which may be given or withheld in its sole discretion.

2.4.3. Responsibilities of NOVACEA. NOVACEA shall be responsible for performing all of its obligations set forth in this Agreement, without regard to whether it has granted any sublicense under Sections 2.4.1 or 2.4.2. Without limitation of the preceding sentence, NOVACEA shall be responsible for reporting to PIERRE FABRE the sales of Licensed Product and Improvements by any Affiliate or sublicensee of NOVACEA, and paying the Patent and Know-How Royalties on Net Sales to PIERRE FABER, in each case as though such sales were made by NOVACEA itself.

2.4.4. PIERRE FABRE Right to Sublicense. PIERRE FABRE shall have the unrestricted right to grant sublicenses under the PIERRE FABRE Patents, PIERRE FABRE Know-How, NOVACEA Know-How and NOVACEA Patent rights with respect to the Licensed Product, if any, to manufacture, register, use, sell, offer to sell and import the Licensed Product and Improvements in the Field, to its Affiliates and Third Parties in the PIERRE FABRE Territory, without any NOVACEA consent required.

2.5.	Effectiveness of Licenses.

Notwithstanding anything to the contrary set forth in this Article 2, the grants of the NOVACEA Licenses and the PIERRE FABRE License shall be of no force and effect until the Effective Date.

2.6.	Termination of NOVACEA Licenses in Canada.

Within one hundred eighty (180) days from the end of the US End Of Phase 2 Meeting, NOVACEA, in consultation with the JDC, shall promulgate a specific Development Plan for Canada. Such Development Plan for Canada shall be in substantially the same level of detail as the Development Plan for the USA attached as Schedule 5.1.1 hereto, and shall be consistent with PIERRE FABRE’S Global Product Strategy (as defined in Section 7.3 below).

If, at any time during the aforesaid one hundred eighty (180) day period, NOVACEA decides that it does not wish to pursue development/Approval activities of the Licensed Product in Canada, it shall give PIERRE FABRE prompt written notice of its decision, whereupon PIERRE FABRE shall have the right to terminate the NOVACEA Licenses for Canada upon a further thirty (30) days’ prior written notice to NOVACEA. If NOVACEA fails to promulgate such a Development Plan for Canada within such one hundred eighty (180) day period, PIERRE FABRE shall have the right to terminate the NOVACEA Licenses for Canada upon thirty (30) days’ prior written notice to NOVACEA.

Upon termination of the NOVACEA Licenses for Canada as provided above, then (a) NOVACEA shall provide PIERRE FABRE free of charge, on an orderly and timely basis, with all materials and documents in connection with the development of the Licensed Product in Canada including any IND or other regulatory filing and correspondence that may have taken place with HC, if any, (b) all obligations of PIERRE FABRE pertaining to Canada shall. terminate forthwith and (c) the provisions of Section 18.2.2 shall apply with respect to Canada.

ARTICLE 3 – TRADEMARK

In the NOVACEA Territory, the Licensed Product and (to the extent lawful and appropriate) Improvements, if any, will be sold exclusively under the Trademark. Terms and conditions of use of the Trademark by NOVACEA, its Affiliates and its permitted sublicensees (if applicable), during and after the Royalty Term, are set forth in the Trademark License Agreement of even date hereof.

ARTICLE 4 – DISCLOSURE AND USE OF KNOW-HOW

4.1.	Disclosure of PIERRE FABRE Know-How.

Unless supplied to NOVACEA prior to the Effective Date under the Disclosure Agreement, on or about the Effective Date, PIERRE FABRE will supply NOVACEA with all available PIERRE FABRE Know-How. Thereafter, during the Royalty Term, PIERRE FABRE will promptly disclose to NOVACEA any and all additional PIERRE FABRE Know-How that becomes available to PIERRE FABRE.

4.2. Disclosure of NOVACEA Know-How.

During the Royalty Term, NOVACEA will promptly disclose to PIERRE FABRE all NOVACEA Know-How that becomes available to NOVACEA.

4.3.	Use of PIERRE FABRE Know-How.

PIERRE FABRE agrees that NOVACEA, its Affiliates and its permitted sublicensees (if applicable) have the right to use and reference all PIERRE FABRE Know-How derived from PIERRE FABRE’s, its Affiliates’ and sublicensees’ development activities in the PIERRE FABRE Territory prior to and during the Royalty Term (including Clinical Trials) (i) for regulatory filings that may be made by NOVACEA, its Affiliates or its permitted sublicensees solely for a Licensed Product or Improvement originating from PIERRE FABRE within the Field in the NOVACEA Territory and (ii) in furtherance of the development and commercialization of Licensed Product or Improvements in the Field in the NOVACEA Territory, in each case at no cost; provided, that, the above-referenced rights of NOVACEA, its Affiliates and its permitted sublicensees to any such PIERRE FABRE Know-How acquired by PIERRE FABRE, its Affiliates or sublicensees from a Third Party shall be subject to any restrictions agreed upon by PIERRE FABRE, its Affiliates or sublicensees with such Third Party.

4.4.	Use of NOVACEA Know-How.

NOVACEA agrees that PIERRE FABRE, its Affiliates and its sublicensees have the right to use and reference all NOVACEA Know-How derived from NOVACEA and its Affiliates’ and sublicensees’ development activities in the NOVACEA Territory during the Royalty Term (including Clinical Trials and those pharmaceutical and pre-clinical studies conducted by NOVACEA, its Affiliates or permitted sublicensees pursuant to the Development Plan or for regulatory filing purposes) (i) for regulatory filings that may be made by PIERRE FABRE, its Affiliates and sublicensees solely for a Licensed Product or Improvement originating from NOVACEA within the Field in the PIERRE FABRE Territory and (ii) in furtherance of the development and commercialization of Licensed Product and Improvements in the Field in the PIERRE FABRE Territory, in each case at no cost; provided, that, the above-referenced rights of PIERRE FABRE, its Affiliates and its sublicensees to any such NOVACEA Know-How acquired by NOVACEA, its Affiliates or its sublicensees from a Third Party shall be subject to any restrictions agreed upon by NOVACEA, its Affiliates or its sublicensees with such Third Party.

ARTICLE 5 – DEVELOPMENT - REGISTRATION

5.1.	Development Plan.

5.1.1. Development Plan for the USA. NOVACEA, in consultation with PIERRE FABRE, has determined that additional clinical development activities are necessary and appropriate to supplement PIERRE FABRE Know-How in order to meet the requirements for Approval of the Licensed Product in the USA. The clinical development activities contemplated as of the Effective Date are set forth in the Development Plan attached as Schedule 5.1.1 hereto. No later than twelve (12) months prior to the estimated date of filing of the first NDA in the USA, pursuant to the procedure set forth in Section 5.1.3, NOVACEA shall supplement the Development

Plan to reflect NOVACEA’s strategy for securing Compendia Listings of the Licensed Product that NOVACEA intends to pursue in the USA.

5.1.2. Development Plan for Canada. The Development Plan for Canada shall be established by NOVACEA as provided in Section 2.6 above. Upon such establishment of a Development Plan for Canada, such Development Plan shall be appended to and made a part of this Agreement for all purposes as Schedule 5.1.2 hereto. PIERRE FABRE shall use its Diligent Efforts to facilitate NOVACEA’s access to HC for purposes of conducting meetings concerning the development and registration of the Licensed Product in Canada. Subject to PIERRE FABRE’s prior approval, after the termination of this Agreement with respect to Canada pursuant to Section 2.6 hereof, NOVACEA shall have the right to conduct Clinical Trials with respect to the Licensed Product in the Cancer Field in Canada solely to facilitate the Approval of the Licensed Product in the USA.

5.1.3. Amendment of Development Plan. The Development Plan set forth on Schedule 5.1.1 attached hereto reflects the studies anticipated at the Effective Date in order to seek Approval of the Licensed Product in the USA. It is understood that such Development Plan and the Development Plan for Canada, to be further attached as Schedule 5.1.2 hereto, shall be subject to updating, modifications or additions by NOVACEA based on, among other things, review, requests and recommendations of the FDA or HC. Any proposed substantive update to, modification of or addition to any Development Plan shall be discussed within the JDC and shall take into consideration the requests and recommendations of the FDA and HC, as applicable; provided, however, that NOVACEA shall have no right to amend or otherwise modify the Development Plan attached hereto as Schedule 5.1.1 prior to the end of the US End Of Phase 2 Meeting without the prior written consent of PIERRE FABRE.

5.2.	JDC.

The JDC shall be formed promptly after the Effective Date and shall have the responsibilities set forth in Schedule 5.2 attached hereto.

5.3.	Development Responsibilities.

5.3.1. Transfer and Assignment of IND to NOVACEA. PIERRE FABRE hereby agrees to transfer and assign or cause to be transferred and assigned by SmithKline Beecham Corporation (d/b/a GlaxoSmithKline) to NOVACEA within sixty (60) days of the Effective Date, IND N°36,397 for “Navelbine (Vinorelbine tartrate) Soft Capsules” filed with the FDA.

5.3.2. Contracts with Investigators. Attached hereto as Schedule 5.3.2 is a list of all contracts between GlaxoSmithKline and US and Canadian investigators which, to PIERRE FABRE’s knowledge, are outstanding at the Effective Date. Within sixty (60) days after the Effective Date and upon fifteen (15) days’ prior notice to NOVACEA, PIERRE FABRE shall cause all such contracts and other outstanding contracts, if any, to be transferred and assigned by GlaxoSmithKline to NOVACEA.

5.3.3. Development Obligations of NOVACEA.

(a)	Subject to the timely transfer of the IND by PIERRE FABRE or its designee as provided in Section 5.3.1, above, and except as provided in Clause (b) below, NOVACEA shall, at its expense, use Diligent Efforts to: (i) undertake the development activities described in the Development Plan with respect to the Licensed Product in the Cancer Field in the USA and in Canada, if applicable, and (ii) make regulatory filings to seek Approval of the Licensed Product in the Cancer Field in the USA and Canada, if applicable, all within the timeframe(s) set forth in such Development Plan.

(b)	PIERRE FABRE agrees to [*] with NOVACEA the cost for that portion of the [*] for the Licensed Product in the USA as described in the version of the Development Plan attached hereto as Schedule 5.1.1, [*], participating in such Clinical Trial, based on [*] [*] Following such [*], NOVACEA shall provide PIERRE FABRE with a report setting forth in reasonable written detail the out-of-pocket costs of such Clinical Trial actually paid by NOVACEA (including evidence thereof), [*] and [*] participating therein. PIERRE FABRE shall be deemed to agree to such report and its obligation set forth therein if it does not object in writing thereto within sixty (60) days of its receipt thereof. To satisfy its obligation under this Clause (b), PIERRE FABRE shall have no obligation to make any payment directly to NOVACEA. [*] Upon PIERRE FABRE’s request, NOVACEA shall provide written evidence to PIERRE FABRE as to the aggregate amount that NOVACEA has credited, along with a break-out of the amounts [*] on which such credit is applied.

5.3.4. NOVACEA Decision-Making Authority. After the US End Of Phase 2 Meeting, subject to its obligation to discuss certain matters through the JDC (e.g., proposed amendments to the Development Plan), NOVACEA shall have the final say on the development of the Licensed Product in the NOVACEA Territory; provided, however, that, if PIERRE FABRE reasonably determines that a decision by NOVACEA would be inconsistent with the Global Product Strategy, then PIERRE FABRE may present the matter for resolution by the JDC. If the JDC is unable to resolve the dispute within thirty (30) days of the date on which the disputed matter is first presented to the JDC pursuant to this Section 5.3.4, then the dispute resolution procedures in Section 22.2 shall apply. NOVACEA shall exercise its good faith judgment consistent with its obligation to use Diligent Efforts in determining whether to cease development of the Licensed Product within an indication set forth in the Development Plan (whether an Approved Indication or Compendia Indication) or to develop new indications that it has decided to develop based on the then available pre-clinical and clinical data. NOVACEA shall keep PIERRE FABRE informed of its progress in complying with the Development Plan and the results of the studies conducted thereunder in the NOVACEA Territory as provided in Section 5.5, below.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3.5. Cessation of Development by NOVACEA.

(a)	Subject to Section 23.7, below (force majeure), if for a period of three (3) consecutive months NOVACEA has not used its Diligent Efforts to pursue the development of Licensed Product in a given country in the NOVACEA Territory in accordance with the Development Plan (other than for justifiable and demonstrable safety, efficacy, technical or regulatory reasons), then at any time thereafter, PIERRE FABRE may give written notice of NOVACEA’s abandonment of Licensed Product in such country(ies). Within thirty (30) days of receipt of any such notice, NOVACEA may elect to provide written evidence of an active plan for resuming active development of the Licensed Product in such country(ies) within thirty (30) days after receipt of such written notice from PIERRE FABRE; provided, that, (i) if NOVACEA does not provide such evidence within such thirty (30) day period, or (ii) NOVACEA does provide such evidence but at any time it fails to use Diligent Efforts to abide by such active plan, then PIERRE FABRE shall have the right to terminate the NOVACEA Licenses for the Licensed Product in such country(ies), upon ten (10) days’ prior written notice to NOVACEA.

(b)	Notwithstanding anything to the contrary set forth in this Agreement, if PIERRE FABRE’s termination right under Section 5.3.5(a) relates to the Licensed Product in the USA, then PIERRE FABRE shall have the right to terminate all the NOVACEA Licenses in the entire NOVACEA Territory.

5.3.6. Technical Failure of Development. In case the results of Clinical Trials listed in the Development Plan for the USA do not allow NOVACEA to file an initial NDA for the Licensed Product in the USA for the indication then under development, due to justifiable and demonstrable safety, efficacy or regulatory reasons, as disclosed by NOVACEA to PIERRE FABRE in reasonable written detail, then NOVACEA shall have the right to terminate development of the Licensed Product and the further right, in its discretion, to terminate this Agreement pursuant to Section 17.2.4, below. If NOVACEA elects to terminate development of a Licensed Product pursuant to this Section 5.3.6 but not to terminate the Agreement pursuant to Section 17.2.4, below, then NOVACEA shall, promptly and in consultation with the JDC, promulgate a new development plan for a different target indication for the Licensed Product, consistent with the Global Product Strategy. Following such consultation, such development plan shall be deemed to be the Development Plan for the USA for purposes of this Agreement. If NOVACEA fails to promulgate a new development plan consistent with the Global Product Strategy within ninety (90) days following the date on which it terminated development pursuant to this Section 5.3.6, either Party shall have the right to terminate this Agreement pursuant to Section 17.2.4, below.

5.3.7. Right to Terminate Development Activities Without Cause. NOVACEA shall have the right to terminate its development activities hereunder and this Agreement, without cause, following the U.S. End Of Phase 2 Meeting, as provided in Section 17.4.

5.4.	Protocols.

As it implements the Development Plan, NOVACEA shall prepare draft protocols for those Clinical Trials and compendia clinical studies to be conducted by NOVACEA pursuant to the Development Plan, and NOVACEA shall submit a protocol, synopsis for each Clinical Trial (in the form attached as Schedule 5.4 hereto), and a compendia synopsis for each compendia clinical study (in a similar form to the one attached as Schedule 5.4 hereto), to PIERRE FABRE to allow PIERRE FABRE a reasonable opportunity (being no less than thirty (30) days) to review and comment upon same; provided, however, that NOVACEA shall have final decision-making authority regarding pre-clinical trials, Clinical Trials and compendia clinical studies in the NOVACEA Territory. PIERRE FABRE shall notify NOVACEA in writing of its comments. If PIERRE FABRE timely objects to such draft protocols for safety, efficacy or regulatory reasons, NOVACEA shall give due consideration to PIERRE FABRE objections, it being understood that all final decisions with respect to such protocols shall be made by NOVACEA. Failure of PIERRE FABRE to notify NOVACEA within the applicable time period for review shall constitute approval of such draft protocols.

5.5.	Progress Meetings.

During meetings of the JDC, NOVACEA shall provide PIERRE FABRE with progress reports on its, its Affiliates’ and its permitted sublicensees’ development activities in the NOVACEA Territory for each indication of the Licensed Product (e.g., whether an Approved Indication or Compendia Indication) and, if available to PIERRE FABRE, PIERRE FABRE shall provide NOVACEA with similar reports on its and its sublicensees’ development activities with respect to the Licensed Product in countries in the PIERRE FABRE Territory.

5.6.	Scientific Publications.

NOVACEA shall not publish or present the results of any of its development activities for the Licensed Product or Improvements within the Field, including, but not limited to, on-line publications of information regarding results of Clinical Trials conducted by NOVACEA, its Affiliates or permitted sublicensees, without the opportunity for prior review by PIERRE FABRE and without PIERRE FABRE’s prior written consent (not to be unreasonably withheld or delayed). Subject to Article 14 hereof, NOVACEA agrees to provide PIERRE FABRE the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to the Licensed Product or Improvements at least ten (10) (and where practicable, at least thirty (30)) days prior to their intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until PIERRE FABRE is given a reasonable period of time to secure a Patent for any material in such publication which it believes to be patentable. Neither Party shall have the right to publish or present Confidential Information of the other Party. Nothing contained in this Section 5.6 shall prohibit the inclusion of information if necessary for a patent application, except for Confidential Information of the non-filing Party, provided the non-filing Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application. Notwithstanding the foregoing, the Parties recognize that independent investigators may be engaged in the future to conduct pre-clinical trials, Clinical Trials and compendia clinical studies of the Licensed Product or Improvements. The Parties recognize that such investigators operate in an academic environment and may release information regarding such studies in a manner consistent with academic standards; nevertheless, each Party will use Diligent Efforts to prevent publication by an independent investigator prior to the filing of relevant patent applications and to prevent disclosure by an independent investigator of Confidential Information of the other Party.

5.7.	Supply of Licensed Product during Clinical Development.

For the pre-clinical (if applicable) and clinical development of the Licensed Product within the Field in the NOVACEA Territory, PIERRE FABRE shall comply with its supply obligations set forth in the Supply Agreement.

5.8.	Regulatory Exclusivity.

The JDC shall oversee the process of applying for and securing regulatory exclusivity rights that may be available under applicable Legal Requirements in the NOVACEA Territory. Each Party shall reasonably cooperate with the other to take such reasonable actions to assist the other Party in obtaining such exclusivity rights in each country, as directed by the JDC.

5.9.	Right to Audit Third Parties.

To the extent permitted by applicable Legal Requirements, each Party shall allow the other Party’s authorized representatives and Regulatory Authorities from the other Party’s territory, with reasonable notice and during regular business hours, and at the other Party’s sole cost and expense, (i) to examine and inspect its facilities or, subject to any Third Party confidentiality restrictions or obligations, the facilities of any subcontractor or investigator used by it in the Clinical Trials, and (ii) subject to any Third Party confidentiality restrictions or obligations, to inspect and copy all data, documentation and work product relating to the activities performed by the subcontractor or investigator, including, without limitation, but subject to Section 14.5, the medical records of any patient participating in any Clinical Trial. This right to inspect and copy all data, documentation, and work product relating to a Licensed Product or Improvement may be exercised at any time during the term of this Agreement (subject to each Party’s record retention policies then in effect), or such longer period as shall be required by applicable Legal Requirements.

5.10.	Development of Licensed Product or Improvement outside of Cancer Field.

The Parties acknowledge that, as of the date of this Agreement, it is currently anticipated that NOVACEA will develop and commercialize the Licensed Product only in the Cancer Field. If NOVACEA decides to develop the Licensed Product or an Improvement outside the Cancer Field, it shall so notify PIERRE FABRE, whereupon the Parties will promptly begin to negotiate in good faith: (i) the terms and conditions (including, without limitation, the payment of milestones and royalties and the establishment of minimum sales) on which NOVACEA shall have the right to conduct such proposed development and commercialization, giving due consideration to the potential market opportunity identified by NOVACEA, the risks in pursuing such opportunity and the relative contributions of the Parties (including intellectual property rights contributed) to the manufacture, use and sale of Licensed Product for the indication(s) proposed by NOVACEA, (ii) the impact of anticipated sales outside of the Cancer Field on Projected Net Sales of the Licensed Product in the Cancer Field, (iii) any other necessary or desirable amendments to this Agreement and the Related Agreements, and (iv) a restatement of any or all such agreements if the Parties so agree, that may be necessary or desirable with respect to such development in the non-Cancer Field. To the extent the Parties are unable to agree on all of the matters contemplated in Clause (i) above, then any such matters with respect to which there is no agreement will be determined by an Outside Expert (as defined in Section 22.4 below) pursuant to Section 22.4, below.

ARTICLE 6 – REGULATORY MATTERS

6.1.	Drug Master Files; Cross Reference Rights; General Matters.

6.1.1. Drug Master Files. PIERRE FABRE has established Drug Master Files (collectively, “DMFs”) with the FDA and HC relating to the manufacture of Compound.

6.1.2. Ownership by PIERRE FABRE. PIERRE FABRE and NOVACEA agree that, as between PIERRE FABRE and NOVACEA, PIERRE FABRE shall be the sole owner of all DMFs relating to the Compound.

6.1.3. Letters of Authorization. PIERRE FABRE shall provide letters of authorization to the FDA and HC, and take such other action as NOVACEA may reasonably request to allow NOVACEA, its Affiliates or its permitted sublicensees (if applicable), to refer to DMFs in connection with any submissions or filings which NOVACEA, its Affiliates or its permitted sublicensees make with respect to the Licensed Product in the NOVACEA Territory.

6.1.4. Discussion within JDC. Regulatory matters concerning the ongoing development and Approval of the Licensed Product and any Improvement in the NOVACEA Territory and in major countries of the PIERRE FABRE Territory, may be discussed within the JDC.

6.2.	Approval.

NOVACEA shall be solely responsible (whether directly or in coordination with its Affiliates or permitted sublicensees) for all filings and other submissions to the FDA and the HC in the NOVACEA Territory with respect to the Licensed Product. NOVACEA shall be solely responsible for determining whether the data package from the Clinical Trials conducted for a given indication supports an Approval for such indication or a Compendia Listing in a given country in the NOVACEA Territory. NOVACEA shall give PIERRE FABRE the opportunity to participate in the preparation for, and to attend, meetings with the FDA and/or HC during the regulatory process of the Licensed Product; provided, however, that prior to participation by PIERRE FABRE in any such meeting the Parties shall consult in good faith as to the number and function of the proposed PIERRE FABRE attendees and such attendees shall, to the extent not inconsistent with the Global Product Strategy, defer to and support the positions espoused by NOVACEA at such meetings. All costs payable to apply for, maintain and or renew any Approvals or Compendia Listings will be fully borne by NOVACEA, its Affiliates or its permitted sublicensees, as the case may be; provided, however, that all costs related to the participation by PIERRE FABRE in any such FDA or HC meetings shall be borne by PIERRE FABRE

6.3.	Diligence during Regulatory Process.

NOVACEA shall use Diligent Efforts to make regulatory submissions in the NOVACEA Territory for the purpose of securing Approval of the Licensed Product based on data from the registrational Clinical Trials to be performed in support of those indications for which a registration strategy (as opposed to a Compendia Listing strategy) is set forth in the Development Plan. Provided that no additional Clinical Trials beyond those set forth in the Development Plan are required by the FDA or HC, NOVACEA agrees to use Diligent Efforts to file a NDA for a first Approved Indication of the Licensed Product as set forth in the Development Plan.

6.4.	Maintenance of Approvals.

6.4.1. NOVACEA Obligation. NOVACEA shall have sole responsibility at its expense for maintaining, and shall use Diligent Efforts to maintain the Approvals in the NOVACEA Territory, until such time as either both Parties may agree in their discretion that NOVACEA should assign its rights to any such Approvals to PIERRE FABRE or NOVACEA is required by the terms of this Agreement or any Related Agreement to do so.

6.4.2. PIERRE FABRE Obligation. PIERRE FABRE shall keep NOVACEA informed on a timely basis as to any developments relating to its activities with respect to the Licensed Product or Improvement that would have a material adverse effect on any Approval in the NOVACEA Territory, including without limitation any manufacturing developments relating to the CMC section of any NDA. With respect to documents, data and other information to be provided by PIERRE FABRE to NOVACEA in accordance with this Section 6.4 for submission to a Regulatory Authority in the NOVACEA Territory, PIERRE FABRE shall provide same in the English language. NOVACEA shall be responsible for (i) formatting same to local country requirements, (ii) incorporation of any additional necessary information and data and (iii) assembly of documents, data and information to the format as may be required by such Regulatory Authority. In addition to paper and other tangible copies, PIERRE FABRE shall, upon NOVACEA’s request, and subject to availability, also provide to NOVACEA electronic copies of such documents, data and other information.

6.4.3. Access to Regulatory Filings. NOVACEA shall provide to PIERRE FABRE on a timely manner, access to copies of all regulatory filings submitted by it to a Regulatory Authority in the NOVACEA Territory for any Licensed Product or Improvement.

ARTICLE 7 – COMMERCIALIZATION

7.1.	Launch.

Provided that NOVACEA has received necessary supplies from PIERRE FABRE pursuant to the Supply Agreement, NOVACEA agrees to use Diligent Efforts to commercially launch the Licensed Product in each country of the NOVACEA Territory within ninety (90) days from the date of Approval of a first Approved Indication in each such country of the NOVACEA Territory.

7.2.	JCC.

The JCC shall be formed promptly after the Effective Date and shall have the responsibilities set forth in Schedule 7.2 attached hereto.

7.3.	Certain Responsibilities.

NOVACEA shall use Diligent Efforts to promote and commercialize the Licensed Product in the NOVACEA Territory, so long as such activities do not conflict with the global development and commercialization strategy for the Licensed Product determined by PIERRE FABRE for the Licensed Product, as set forth in Schedule 7.3 attached hereto (the “Global Product Strategy”).

7.4.	Compliance with Legal Requirements.

NOVACEA agrees that it, its Affiliates and its permitted sublicensees will comply in all material respects with all applicable Legal Requirements in marketing, promoting and selling the Licensed Product and Improvements in the NOVACEA Territory, and NOVACEA shall bear all responsibility with respect thereto, irrespective of any Affiliate or sublicensee it may have granted pursuant to Section 2.4.1 and/or 2.4.2 hereof.

7.5.	Supply of Licensed Product for Commercialization.

For the duration of the Royalty Term, PIERRE FABRE shall supply NOVACEA, and NOVACEA shall purchase from PIERRE FABRE, all of NOVACEA’s requirements of Licensed Product and Improvements for commercialization in each country of the NOVACEA Territory pursuant to the terms and conditions set forth in the Supply Agreement.

7.6.	Trade Dress Marking.

The Licensed Product and Improvements will be marketed in the NOVACEA Territory under NOVACEA’s trade dress (i.e., packaging and labeling); provided that all packaging elements, package inserts and promotional material will contain, in a commercially reasonable presentation and legible manner, the following wording: “Licensed from PIERRE FABRE MEDICAMENT S.A.” In addition, PIERRE FABRE shall be identified as the owner of the Trademark on each such item.

7.7.	Progress Meetings and Commercial Reporting.

NOVACEA shall provide PIERRE FABRE with the following written information:

(a)	on a monthly basis, within fifteen (15) business days after the end of the preceding month, NOVACEA’s internal report of gross sales of the preceding month, in units and value, in each country of the NOVACEA Territory; and

(b)	on a quarterly basis, within thirty (30) days after the end of each Quarter, NOVACEA’s internal report of (i) gross sales, (ii) Net Sales and (iii) inventory levels (in units), of the preceding Quarter, all such information to be provided on a country by country and dosage form by dosage form basis.

(c)

if and to the extent NOVACEA has such information available, it shall provide to PIERRE FABRE, in a timely manner, each qualitative analysis obtained by NOVACEA from a Third Party and in the format available to NOVACEA with respect to sales results, in units and value for the Licensed Product and

Improvements, by market segment and material commercial activities for the USA and Canada (market segment data for USA and Canada being (1) outpatient office-based, (2) outpatient hospital clinics and (3) hospitals.

Subject to any restriction in an agreement with Third Parties, each Party will supply the other, free of charge and on a timely basis after receipt thereof, with information that is made available to it from outside panels (e.g., Key Opinion Leaders opinions and market research), for (i) each indication in each major market and (ii) the Licensed Product, Improvement, if any and Competing Products.

7.8.	Phase 3b and Phase 4 Clinical Trials.

NOVACEA will be responsible for the design, conduct and costs of non-registrational Phase 3b and Phase 4 Clinical Trials in the NOVACEA Territory provided that NOVACEA (i) will share its overall plans for non-registrational studies and resulting data with PIERRE FABRE through the JDC or JCC and (ii) will submit to PIERRE FABRE all non registrational study protocol synopses for its comments, provided that PIERRE FABRE may only object to a protocol or trial if it is not consistent with the Global Product Strategy, in which case, NOVACEA shall not implement such protocol in the NOVACEA Territory.

7.9.	Medical Inquiries.

NOVACEA shall have sole responsibility, at its expense, for handling all medical inquiries concerning the Licensed Product and Improvements in the NOVACEA Territory.

ARTICLE 8 – NON-COMPETITION-IV FORM

8.1.	PIERRE FABRE Competing Products.

8.1.1. Restrictions on PIERRE FABRE. For the duration of the Royalty Term, PIERRE FABRE agrees that, without NOVACEA’s prior written consent, neither PIERRE FABRE nor any of its Affiliates or agents shall: (i) develop, market or sell a Competing Product within the Field in the NOVACEA Territory, or (ii) assist (by license or otherwise) any Third Party in the development, marketing or sale of a Competing Product within the Field in the NOVACEA Territory.

8.1.2. Expansion of NOVACEA Licenses to Competing Products. PIERRE FABRE agrees to discuss with NOVACEA the expansion of the NOVACEA Licenses to include any Competing Product that PIERRE FABRE has developed in the PIERRE FABRE Territory and that it wishes to develop or commercialize in the NOVACEA Territory, and the Parties shall negotiate in good faith a patent and know-how license agreement, trademark agreement and supply agreement (or appropriate amendments to this Agreement and the Related Agreements) with respect to any such Competing Product, including, without limitation, minimum sales, milestone payments, royalty obligations and supply terms with respect to development and commercialization thereof by NOVACEA.

8.2.	NOVACEA Competing Products.

8.2.1. Restrictions on NOVACEA. During the Royalty Term, NOVACEA agrees that neither it, any Affiliate nor any sub-licensee or agent shall (i) develop, market or sell a Competing Product within the Field in the NOVACEA Territory or (ii) assist (by license or otherwise) any Third Party in the development, marketing or sale of a Competing Product within the field in the NOVACEA Territory; provided, that:

(a)	if NOVACEA acquires a Competing Product by reason of a merger, change of control or acquisition of all or substantially all of the assets of a Third Party (any such event being hereinafter refereed to as “Acquisition”) that, at the time of such Acquisition, is being marketed in a country of the NOVACEA Territory, then NOVACEA must make a decision within ninety (90) days after closing on such Acquisition to (i) either keep such Competing Product in such country (in which case the NOVACEA Licenses in such country shall terminate and all rights to the Licensed Product will revert free of charge to PIERRE FABRE in such country, including all Approvals, NOVACEA shall cooperate with PIERRE FABRE in evidencing the reversion of such rights to PIERRE FABRE, and the terms of Section 18.2.2(a)-(d) below shall otherwise be applicable) or (ii) to divest the Competing Product. If NOVACEA elects the latter option, it will have a reasonable period of time (not to exceed six (6) months from the date of Acquisition) to use its Diligent Efforts to divest such Competing Product (the progress of which NOVACEA shall report in reasonable detail to PIERRE FABRE in writing on or before the first day of each Quarter); and

(b)	if NOVACEA acquires a Competing Product through an Acquisition that, at the time of such Acquisition is in development, then NOVACEA (i) may continue to develop such Competing Product but will not conduct any development activity versus the Licensed Product in the NOVACEA Territory or in the PIERRE FABRE Territory unless agreed to by PIERRE FABRE or requested by a Regulatory Authority, and (ii) may not itself market the Competing Product in the NOVACEA Territory unless it first terminates its right to market the Licensed Product, in which case the NOVACEA Licenses with respect to such Licensed Product shall terminate and all rights to such Licensed Product will revert free of charge to PIERRE FABRE, including the right to all Approvals (and NOVACEA shall cooperate with PIERRE FABRE in evidencing the reversion of such rights to PIERRE FABRE, and the terms of Section 18.2.2(a)-(d) below shall otherwise be applicable); provided that NOVACEA may license the marketing and manufacturing rights to such Competing Product to a Third Party without being required to terminate its rights to market the Licensed Product under this Agreement.

8.2.2. Rights in PIERRE FABRE Territory. Nothing in this Section 8.2 shall preclude NOVACEA from developing and commercializing a Competing Product in the PIERRE FABRE Territory subject to the following:

(a)	NOVACEA shall not use the PIERRE FABRE Patents or the PIERRE FABRE Know-How for such purposes; and

(b)	NOVACEA, its Affiliates or sublicensees shall not conduct or have conducted any development activity comparing a Competing Product versus the Licensed Product, an Improvement or any product containing Compound, unless prior agreed with PIERRE FABRE (PIERRE FABRE’s consent not to be unreasonably withheld) or unless requested by a Regulatory Authority.

8.3.	IV Form.

8.3.1. General. Notwithstanding anything to the contrary set forth in this Agreement or any Related Agreement, (i) nothing in this Agreement or any Related Agreement shall preclude PIERRE FABRE, its Affiliates or its sublicensees from pursuing the development, marketing and commercialization of the IV Form in the Field in the NOVACEA Territory, and (ii) nothing in this Agreement or any Related Agreement shall preclude PIERRE FABRE from supplying Compound, the IV Form and/or any product containing Compound in injection form in the NOVACEA Territory at any time.

8.3.2. Right of First Refusal of IV Form. If PIERRE FABRE decides to license to a Third Party its rights to develop, use, sell, offer to sell or import the IV Form in the Field in the United States of America, it shall first offer NOVACEA, in writing, the exclusive right to negotiate such license pursuant to this Section 8.3.2. If, within thirty (30) days of the date of the notice delivered pursuant to the immediately preceding sentence, PIERRE FABRE receives written notice from NOVACEA that NOVACEA has accepted such right of first negotiation (an “Acceptance Notice”), the Parties shall thereupon promptly continue to negotiate in good faith the terms and conditions of a license for the IV Form in such county; provided, that, PIERRE FABRE shall have no further obligation to negotiate such license with NOVACEA if the Parties are unable to agree upon the terms and conditions of such license within sixty (60) days of the date of the Acceptance Notice. For the avoidance of doubt, this shall not preclude PIERRE FABRE from concluding agreements with distributors, wholesalers or buying organizations in the United States of America, as long as PIERRE FABRE remains the NDA holder for the IV Form.

ARTICLE 9 – MINIMUM SALES IN THE CANCER FIELD

9.1.	General.

9.1.1. Projected Net Sales in the Cancer Field. During the Royalty Term, NOVACEA shall use Diligent Efforts to maximize the sales of the Licensed Product. Attached as Schedule 9.1.1(a) hereto are NOVACEA projected Net Sales in the Cancer Field (the “Projected Net Sales”) for the first six (6) Commercial Years following the estimated Date of Launch in the USA, along with the assumptions underlying such Projected Net Sales. In connection with the establishment of any Development Plan for Canada pursuant to Section 5.1.2 above, NOVACEA shall prepare Projected Net Sales for the first six (6) Commercial Years for Canada and set forth the assumptions underlying such Projected Net Sales. Such Canadian Projected Net Sales and underlying assumptions shall be appended to and made a part of this Agreement for all purposes as Schedule 9.1.1(b) hereto.

9.1.2. Five Years of Projected Net Sales at All Times. So that there exists at all times Projected Net Sales for five (5) Commercial Years for each country of the NOVACEA Territory,

no later than ninety (90) days prior to the end of each Commercial Year, the Parties shall meet through the JCC in order to discuss and agree to the Projected Net Sales for the fifth Commercial Year following each such Commercial Year, which Projected Net Sales shall be based on the assumptions set forth on Schedule 9.1.1(a) or Schedule 9.1.1(b) attached hereto, as the case may be.

9.2.	Minimum Sales.

9.2.1. Definition. For all purposes under this Agreement “Minimum Sales” for the Licensed Product in the Cancer Field in any Commercial Year in any county of the NOVACEA Territory shall mean [*] percent ([*]%) of Projected Net Sales for such country for any such Commercial Year; provided, however that Minimum Net Sales shall not exceed $[*] in any Commercial Year, irrespective of any adjustment of Projected Net Sales pursuant to Section 9.3.1 below.

9.2.2. Failure to Achieve Minimum Sales. If NOVACEA fails to achieve Minimum Sales in the Cancer Field, in either the USA or Canada, for any [*] consecutive Commercial Years during the Royalty Term, then PIERRE FABRE May terminate the NOVACEA Licenses with respect to the Licensed Product in the USA or Canada, wherever such failure shall have occurred, upon ten (10) days’ prior written notice, said notice to be sent within thirty (30) days from the date PIERRE FABRE receives the report delivered pursuant to Section 7.7(b) that evidences NOVACEA’s failure to reach said Minimum Sales for the second of the [*] successive Commercial Years; provided, that, if NOVACEA fails to reach Minimum Sales for [*] consecutive Commercial Years in the USA, then PIERRE FABRE shall have the right, in its discretion, to terminate the NOVACEA Licenses with respect to the entirety of the NOVACEA Territory. PIERRE FABRE may rely on the reports delivered pursuant to Section 7.7 to determine whether Minimum Sales have been achieved during any Commercial Year. Failure by NOVACEA to provide PIERRE FABRE with any report pursuant to Section 7.7 in a timely manner shall entitle PIERRE FABRE to rely upon any other report provided by NOVACEA under this Agreement or any Related Agreement (such as royalty reports) evidencing NOVACEA’s failure to reach Minimum Sales.

9.2.3. Declining Sales Trend. Notwithstanding anything to the contrary in Section 9.2.2 above, if NOVACEA fails to achieve Minimum Sales during a Commercial Year and if the Net Sales during the first Commercial Half Year of the following Commercial Year (the “Following Commercial Year”) are below [*] percent ([*]%) of the total Minimum Sales for such Following Commercial Year, then NOVACEA shall, promptly following receipt of written request from PIERRE FABRE, take all necessary anticipatory steps as identified by the Parties in good faith (excluding, however, any communication or filing with any Regulatory Agency) that will enable the Approvals to be transferred to PIERRE FABRE or its designee in the USA or Canada, as applicable, as soon as possible after NOVACEA receives the termination notice referenced in Section 9.2.2, if, in fact, PIERRE FABRE delivers such notice.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.3.	Adjustment of Projected Net Sales.

9.3.1. Material Change in Key Assumptions. Projected Net Sales prepared by NOVACEA in accordance with the foregoing in this Article 9, other than Projected Net Sales for the then current Commercial Year, shall be adjusted from time to time in the affected country of the NOVACEA Territory in the event that either Party reasonably demonstrates there has been any material change in any of the key assumptions set forth in Section III of Schedule 9.1.1 (a) or Schedule 9.1.1(b) (the “Key Assumptions”), as applicable. Notwithstanding anything to the contrary set forth in this Agreement, in the event the Parties disagree on whether there was any material change in any of the Key Assumptions or in the appropriate amount of any resulting adjustment to Projected Net Sales, then the dispute shall be resolved pursuant to Section 22.4 below.

9.3.2. Failure to Supply Licensed Product. If PIERRE FABRE is unable to provide NOVACEA with NOVACEA’s requirements of Licensed Product for sale in the USA and Canada pursuant to the Supply Agreement, then the Minimum Sales shall be adjusted by the effect thereof on NOVACEA’s Projected Net Sales.

ARTICLE 10 – GOVERNANCE AND COMMITTEE STRUCTURE

10.1.	JDC and JCC.

The Parties will cooperate with one another as described in this Agreement through two committees: the Joint Development Committee, or JDC, and the Joint Commercialization Committee, or JCC, each of which shall be subject to the overall direction and coordination of the Parties and have the responsibilities as provided in Schedules 5.2 and 7.2 attached hereto, respectively.

10.2.	General Committee Membership and Procedures.

10.2.1. Membership. Each committee shall consist of two (2) representatives from each of NOVACEA and PIERRE FABRE with general expertise in the area under such committee’s purview. Each Party will have one vote on each committee regardless of the number of members it may have on a committee. Each Party’s representatives may serve on more than one committee as appropriate in view of the individual’s expertise. Each Party may replace its representatives on a committee at any time upon written notice to the other Party. Each committee shall have co-chairpersons. NOVACEA and PIERRE FABRE shall each select from their representatives a co-chairperson for each of the committees. The co-chairpersons of each committee shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such committee, and preparing and issuing minutes to committee members of each meeting within thirty (30) days thereafter; provided, that, a committee co-chairperson shall call a meeting of the applicable committee promptly upon the written request of the other co-chairperson to convene such a meeting. Such minutes will not be finalized until both chairpersons review and confirm the accuracy of such minutes by their execution of such minutes.

10.2.2. Meetings. Each committee shall hold meetings at such times as it elects to do so in response to the request of either Party’s representative on a committee; provided, however,

that the JDC shall meet not less frequently than twice each calendar year, and the JCC shall meet no less frequently than every calendar year prior to the first NDA filing in any country of the NOVACEA Territory and no less frequently than twice each calendar year following the first such NDA filing. The JDC and JCC shall coordinate, where practicable, their respective meetings scheduled to occur on consecutive days in the same meeting location. Each committee shall meet alternately at PIERRE FABRE’s facilities in France and NOVACEA’s facilities in the USA, or at such locations as the Parties may otherwise agree after giving due consideration to the location of international oncology meetings to which both Parties may participate (e.g., ASCO, AACR and ECCO). Other employees of each Party involved in the development, manufacture or commercialization of the Licensed Product may attend meetings of such committee as nonvoting participants, and, with the prior written consent of each Party, consultants, representatives, or advisors involved in the development, manufacture or commercialization of the Licensed Product may attend meetings of such committee as nonvoting observers; provided, that, such Third Party representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 14 of this Agreement. Each Party shall be responsible for all of its own expenses of participating in any committee (including without limitation in any Working Group as defined below). Meetings of any committee may be held by audio or video teleconference with the consent of each Party; provided, that, at least one (1) meeting of such committee per calendar year shall be held in person.

10.2.3. Meeting Agendas. Each Party will disclose to the other proposed agenda items along with appropriate information related to such agenda item at least five (5) business days in advance of each meeting of the applicable committee; provided, that, under exigent circumstances requiring committee input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such committee meeting.

10.2.4. Principal Contact Person. Promptly following the Effective Date, to provide interim decision-making authority for each committee, each Party shall designate to the other Party in writing a principal contact person for addressing matters within the scope of each committee (each a “Principal Contact Person”). Prior to the formation of any particular committee, each Party shall exercise all the decision-making authority and responsibility that could be exercised following the formation of such committee by such Party’s representatives on such committee, as provided in this Article 10, and any and all such decisions shall be binding upon such committee and the Parties as if such decisions were made by such committee as duly constituted hereunder.

ARTICLE 11 – FINANCIAL TERMS

In consideration of the NOVACEA Licenses hereby granted to it by PIERRE FABRE with respect to the Licensed Product, NOVACEA shall make to PIERRE FABRE upfront, milestone and royalty payments as hereinafter provided.

11.1.	Upfront Payment.

In consideration of the rights and licenses granted to it under the PIERRE FABRE Patents with respect to the Licensed Product and any Improvement originating from PIERRE FABRE in the Field, NOVACEA shall make to PIERRE FABRE an upfront, non-reimbursable and non-creditable payment of [*] Dollars ($[*]) by wire transfer to the account designated in writing by PIERRE FABRE, within five (5) business days after the Effective Date.

11.2.	Milestone Payments in the Cancer Field.

In consideration of the rights and licenses granted to it under the PIERRE FABRE Patents with respect to the Licensed Product and any Improvement originating from PIERRE FABRE in the Cancer Field, NOVACEA shall make to PIERRE FABRE (i) development, (ii) regulatory and, (iii) sales milestone payments (each a “Milestone Payment”) as provided below:

11.2.1. Development Milestones Payments.

Milestone Payment N°	Description of Milestone	Milestone Payment Amount

1	[*]	$ [*] million

2	[*]	$ [*] million

3	[*]	$ [*] million

11.2.2. Regulatory Milestone Payments.

Milestone Payment N°	Description of Milestone	Milestone Payment Amount

1	[*]	$[*] million

2	[*]	$[*] million

3	[*]	$[*] million

Provided that if the NOVACEA Licenses for Canada are terminated pursuant to Section 2.6 hereof, then regulatory Milestone Payments N°2 and N°3 will not be due.

11.2.3. Sales Milestones Payments in the Cancer Field. Based on its sales performance with the Licensed Product and Improvements in the Cancer Field, NOVACEA shall make to PIERRE FABRE up to [*] in total sales Milestone Payments, as set forth in the table below. Each such sales Milestone Payment shall be due only once.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Total Net Sales First Achieved in NOVACEA Territory during any Commercial Year	Milestone Payment

[*] M$	$ [*] million

[*] M$	$ [*] million

[*] M$	$ [*] million

[*] M$	$ [*] million

[*] M$	$ [*] million

For the avoidance of doubt, with respect to the first Commercial Year in which NOVACEA’s Net Sales in the Cancer Field during such Commercial Year reach $ [*] million Dollars, NOVACEA shall owe PIERRE FABRE a payment of $ [*] million. With respect to the first Commercial Year in which NOVACEA’s Net Sales in the Cancer Field during such Commercial Year reach $ [*] million, NOVACEA shall owe PIERRE FABRE a payment of $ [*] million, for a total under this Section 11.2.3 of $ [*] million. With respect to the first Commercial Year in which NOVACEA’s Net Sales in the Cancer Field during such Commercial Year reach $ [*] million, NOVACEA shall owe a payment of $ [*] million, for a total under this Section 11.2.3 of $ [*] million. With respect to the first Commercial Year in which NOVACEA’s Net Sales in the Cancer Field during such Commercial Year reach $ [*] million, NOVACEA shall owe PIERRE FABRE a payment of $ [*] million, for a total under this Section 11.2.3 of $[*] million. With respect to the first Commercial Year in which NOVACEA’s Net Sales in the Cancer Field during such Commercial Year reach $ [*] million, NOVACEA shall owe PIERRE FABRE a payment of $ [*] million, for a total under this Section 11.2.3 of $ [*] million.

11.2.4. Milestone Payment Mechanics. All Milestone Payments to be made by NOVACEA as provided in this Section 11.2 are one-time only, due and payable on an annual basis, non-reimbursable and non-creditable in all circumstances; and will be made within thirty (30) days of the triggering event by wire transfer to an account designated in writing from time to time by PIERRE FABRE at SOCIETE GENERALE in France or such other financial institution as PIERRE FABRE may designate in writing from time to time, the specific wiring instructions with respect to which shall be provided by PIERRE FABRE to NOVACEA from time to time.

11.3.	Patent and Know-Plow Royalty in the Field.

11.3.1. Royalty Rates. In further consideration of the NOVACEA Licenses, NOVACEA shall pay PIERRE FABRE a royalty (the “Patent and Know-How Royalty”) as set forth below.

(a)	the Patent and Know-How Royalty rate shall be [*] percent ([*]%) on the Net Sales of each dosage form of (i) the Licensed Product and (ii) Improvements that NOVACEA, its Affiliates and/or its permitted sublicensees (if applicable) make in each country of the NOVACEA Territory;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	the Parties acknowledge that the sale by NOVACEA of Licensed Product during the Royalty Term may be affected by competition from Third Parties that, for whatever reason, have chosen to compete notwithstanding the PIERRE FABRE Patents. In the event that there are lawful sales of a Generic Product in any Quarter during the Royalty Term, the royalty rate applicable to Net Sales of Licensed Product and Improvements during such Quarter shall be determined by the formula W = X x (Y-Z), in which “W” is the applicable royalty rate, “X” is [*], “Y” is 100 % and “Z” is the number of percentage points of Market Share, rounded to the nearest whole percentage point, captured by such Generic Product during such Quarter; provided, however, that in no event shall the applicable Patent and Know-How Royalty rate be less than [*] percent ([*]%);

(c)	with respect to sales of a Competing Product other than lawful sales of a Generic Product, when such Competing Product takes a Market Share in excess of [*]% for any Quarter in a country of the NOVACEA Territory, the Patent and Know-How Royalty rate applicable to Net Sales made in such country shall be reduced to [*] percent ([*]%) for such Quarter;

(d)	for purposes of this Section 11.3.1, “Market Share” shall be based on the grams of Compound (expressed as base) in unit sales of Generic Product (when considered for purposes of Clause (b) above) or other Competing Product (when considered for purposes of Clause (c) above) made by the applicable Third Party(ies) in the subject country of the NOVACEA Territory, divided by the sum of (i) the grams of Compound (expressed as base) in unit sales of Generic Product or other Competing Product, as the case may be, made by Third Party(ies) and (ii) the grams of Compound (expressed as base) in unit sales for such form of the Licensed Product made by NOVACEA in the subject country of the NOVACEA Territory. Unit sales of Generic Product or other Competing Product shall be determined by the sales reported by IMS America Ltd. of Plymouth Meeting, Pennsylvania (“IMS”) or its equivalent in other countries of the NOVACEA Territory or any successor thereto, or such other source as the Parties may mutually agree (the “Sales Reporting Organizations”); and

(e)	any reductions in Patent and Know How Royalty under Clause (b) or Clause (c) above shall be effective for sales made by NOVACEA, its Affiliates and its sublicensees for the Licensed Product in such country during the Quarter giving rise to such reduction. Thereafter, Third Party unit sales as reported by the Sales Reporting Organizations shall be used by the Parties on a quarterly basis to determine the Patent and Know-How Royalty rate for the Licensed Product in such country for each successive Quarter, with such rate remaining the same, adjusting pursuant to Clause (b) or Clause (c), above or, if the Market Share of neither a Generic Product nor another Competing Product fails to exceed [*] percent ([*]%) during any such Quarter, returning to the rate otherwise applicable under Clause (a) above, effective for such Quarter.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.3.2. Royalty Due Dates. Commencing with the first Date of Launch of the Licensed Product in a first country of the NOVACEA Territory until the end of the Royalty Term in each country, all Patent and Know-How royalty payments accrued as of the end of each Commercial Half Year, as herein provided shall be paid by NOVACEA to PIERRE FABRE, within sixty (60) days after the end of each Commercial Half Year (i.e., payment is due on or about the last day of each February and August following the Date of Launch). In the event NOVACEA fails to pay any amount within sixty (60) days after the end of each Commercial Half Year, PIERRE FABRE may charge a monthly late payment fee equal to one percent (1.0%).

11.3.3. Reports. Each Patent and Know-How Royalty payment shall be accompanied by a written report, showing (a) the Net Sales of each dosage form of Licensed Product or Improvement sold by NOVACEA, its Affiliates and its permitted sublicensees and the level of inventory (in units) in each country of the NOVACEA Territory during the reporting period; (b) the Patent and Know-How Royalty, payable in Dollars, which shall have accrued hereunder in respect of such Net Sales; (c) withholding taxes, if any, required by Legal Requirements to be deducted in respect of such Net Sales; and (d) the exchange rates used in determining the amount of Dollars. With respect to sales of a Licensed Product or Improvement invoiced in Dollars, the Net Sales, and Patent and Know-How Royalty payable shall be expressed in Dollars. With respect to sales of a Licensed Product or Improvement invoiced in a currency other than Dollars, the Net Sales, and Patent and Know-How Royalty payable hereunder shall be expressed in the domestic currency of the party making the sale, together with the Dollar equivalent of the Patent and Know-How Royalty payable, calculated using the simple average of the exchange rates published in the Wall Street Journal on the last day of each month of the Commercial Year. NOVACEA shall, upon written request, furnish to PIERRE FABRE appropriate evidence of payment of any tax or other amount deducted from any Patent and Know-How Royalty payment. In case no Patent and Know-How Royalty is due for any Patent and Know-How Royalty period hereunder, NOVACEA shall so report. A sample of a Patent and Know-How Royalty report (without any withholding taxes) required to be delivered by NOVACEA pursuant to this Section 11.3 is attached as Schedule 11.3 hereto.

11.3.4. Royalty Payments. Except as otherwise provided in this Section 11.3.4, Patent and Know-How Royalties shall be payable in Dollars and shall be paid by NOVACEA on its account and on account of its Affiliates and sublicensees by wire transfer to PIERRE FABRE’s bank account opened at SOCIETE GENERALE in France or at such other financial institution as PIERRE FABRE may designate in writing from time to time, the specific wiring instructions with respect to which shall be provided by PIERRE FABRE to NOVACEA from time to time. If at any time legal restrictions prevent the prompt remittance of part or all of the Patent and Know-How Royalties with respect to any country of the NOVACEA Territory where the Licensed Product or an Improvement is sold, NOVACEA shall have the right and option to make such payments by depositing the amount thereof in local currency to PIERRE FABRE’s account in a bank or other depository in such country.

11.3.5. Accrual of Royalties. No Patent and Know-How Royalty shall be payable on a Licensed Product or an Improvement used in the NOVACEA Territory for development purposes if such Licensed Product or Improvement is given free of charge by NOVACEA for such purposes.

No Patent and Know-How Royalty shall be payable on sales among NOVACEA, its Affiliates and/or its sublicensees, but Patent and Know-How Royalty shall be payable on subsequent sales by NOVACEA, its Affiliates or its sublicensees to a Third Party.

11.3.6. Third Party Royalties.

(a)	Subject to Clauses (b) and (c) below, if, based on the written advice of reputable, independent outside counsel selected by the Parties, a copy of which shall be promptly provided to the Parties, NOVACEA shall deem it necessary in respect of sales of the Licensed Product to obtain a license from any Third Party in order for NOVACEA, its Affiliates or its permitted sublicensees to exercise their rights hereunder to use or sell the Licensed Product in the Cancer Field, each Party shall bear [*] percent ([*]%) of any license fees, milestones, royalties or similar amounts (“License Payments”) payable to such Third Party to the extent any such License Payments are allocable to the sale and use of a Licensed Product in the Cancer Field in the NOVACEA Territory. NOVACEA may credit its share of License Payments against any Patent and Know-How Royalty due to PIERRE FABRE with respect to the Licensed Product (and shall so reflect any such credit in the next report to be delivered pursuant to Section 11.3.3 hereof).

(b)	If a license is required from any Third Party in order for a Party to use or practice a manufacturing process, technique or intermediate in order to manufacture the Licensed Product for the NOVACEA Territory, any License Payments payable to such Third Party in respect of such license shall be borne solely by the manufacturing Party (or its subcontractor if applicable) and shall not be taken into account in computing any royalty offset under Clause (a) above.

(c)	Any License Payments payable by PIERRE FABRE or any of its Affiliates to a Third Party as of the Effective Date (including without limitation any such amounts due to CAH under the CAH Agreement) shall be borne solely by PIERRE FABRE and shall not be taken into account in computing any royalty offset under Clause (a) above.

11.3.7. Records and Audits. With respect to each Commercial Year, NOVACEA shall keep complete and accurate records of all sales of Licensed Product and Improvements for at least sixty (60) months after such Commercial Year, provided, however, that in the event of any claim by PIERRE FABRE asserted against NOVACEA during the sixty (60) month period, then NOVACEA shall preserve all relevant records until the resolution of the claim. Upon the expiration of sixty (60) months following the end of any Commercial Year, the calculation of Patent and Know-How Royalties payable with respect thereto shall be binding and conclusive on PIERRE FABRE and NOVACEA, its Affiliates and its permitted sub-licensees shall be released from any liability or accountability with respect to Patent and Know How Royalties for such Commercial Year. PIERRE FABRE shall have the right to cause an independent, certified public

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

accountant reasonably acceptable to NOVACEA (and who has executed an appropriate confidentiality agreement reasonably acceptable to NOVACEA that requires the auditor to keep any information learned by it confidential except as needed to report its audit conclusions to PIERRE FABRE) to audit relevant records to confirm Net Sales and royalty payments due hereunder for a period covering not more than the preceding sixty (60) months. Such audits may be exercised during normal business hours upon reasonable prior written notice to NOVACEA. A copy of the auditing firm’s conclusions of its audit shall be furnished to NOVACEA at least ten (10) days prior to disclosure to PIERRE FABRE to allow NOVACEA an opportunity to review the accuracy of the auditing firm’s conclusions. Prompt adjustments shall be made by the Parties to reflect the results of such audit. PIERRE FABRE shall bear the full cost of such audit unless such audit discloses a variance of more than five percent (5%) from the amount of the Net Sales or payments due under this Agreement. In such case, NOVACEA shall bear the full cost of such audit. In the event of underpayment, NOVACEA shall promptly remit to PIERRE FABRE the amount of any underpayment. In the event of overpayment, PIERRE FABRE shall promptly remit to NOVACEA the amount of any such overpayment.

11.3.8. Language of Reports. All reports to be provided by NOVACEA hereunder shall be in the English language.

11.3.9. Confidentiality of Reports. PIERRE FABRE agrees that all information subject to review under this Article 11 is confidential and that it shall retain, and shall cause its accountant to retain, such information in confidence in accordance with Article 14 of this Agreement.

11.4.	Withholding Taxes.

All payments to be made by NOVACEA or PIERRE FABRE under Article 11 of this Agreement shall be for the amounts specified therein less any withholding taxes, if any, required by Legal Requirements, including any applicable international tax treaty, to be deducted in respect of such payments. To the extent a Party withholds taxes as aforesaid, it shall promptly provide the other Party with all necessary information and documents to allow such other Party to apply for a corresponding tax credit or otherwise reflect the amount of taxes withheld.

11.5.	Financial Statements.

NOVACEA shall deliver to PIERRE FABRE, within one hundred twenty (120) days of the end of each calendar year, its audited balance sheet and income statement as of and for the year ended on the prior December 31st, beginning with the delivery required for the calendar year ending December 31, 2005. PIERRE FABRE shall treat such financial statements, and the financial statements referenced in Section 16.2.7, as Confidential Information under this Agreement.

ARTICLE 12 – IMPROVEMENTS

12.1.	General – Improvements.

12.1.1. Improvements by NOVACEA – License to PIERRE FABRE Within the Field. All Improvements made solely by or on behalf of NOVACEA, its Affiliates and/or its permitted sublicensees and all intellectual property rights in connection therewith, shall, as between the Parties, be the sole property of NOVACEA; provided, that, if any such Improvements are used, practiced or incorporated in the composition, use or sale of a Licensed Product within the Field in the NOVACEA Territory, then, PIERRE FABRE is hereby granted, for the Royalty Term and thereafter an exclusive, fully paid-up and royalty free license under any NOVACEA Patents and NOVACEA Know-How covering such Improvements, including the right to grant sublicenses in accordance with Section 2.4.4 hereof, to use such Improvements to manufacture, use, sell, offer to sell and import a Licensed Product in the Field and in all countries in the PIERRE FABRE Territory.

12.1.2. Improvements by PIERRE FABRE – License to NOVACEA Within the Field. All Improvements made solely by or on behalf of PIERRE FABRE, its Affiliates and/or its sublicensees and all intellectual property rights in connection therewith, shall, as between the Parties, be the sole property of PIERRE FABRE; provided, that, if any such Improvements are used, practiced, or incorporated in the composition, use or sale of a Licensed Product, within the Field in the PIERRE FABRE Territory, then NOVACEA is hereby granted, for the Royalty Term and thereafter an exclusive license under any PIERRE FABRE Patents and PIERRE FABRE Know-How covering such Improvements, including right to grant sublicenses in accordance with Sections 2.4.1 and 2.4.2 hereof, to use such Improvements to use, sell, offer to sell and import the Licensed Product in the Field and in the NOVACEA Territory, without any additional charge or payments under this Agreement except Patent and Know-How Royalty due pursuant to Article 11.3 hereof.

12.2.	Updates Regarding Improvements.

Each Party shall inform the other through the JDC and the JCC, as the case may be, of its current activities, if any, with respect to Improvements, including, but not limited to, the commencement of any Clinical Trials with respect to Improvements.

ARTICLE 13 – PHARMACOVIGILANCE; ADVERSE EVENTS

The Parties acknowledges the importance of having in place a dedicated pharmacovigilance structure to exchange and communicate adverse event information with respect to Licensed Product in the NOVACEA Territory. Consequently, subject to the terms of this Agreement, within ninety (90) days of the Effective Date, and in any case prior to the start of a first Clinical Trial in the NOVACEA Territory, NOVACEA and PIERRE FABRE (under the guidance of their respective Pharmacovigilance Departments or the equivalent) shall discuss and develop mutually acceptable guidelines and procedures for the exchange, receipt, recordation, communication (as between the Parties) and exchange of adverse event information and all other information regarding matters covered in this Article 13. Such guidelines and procedures shall be set forth in an agreement between the Parties (the “Data Exchange Agreement”) that will be attached hereto as Schedule 13. It is anticipated that such guidelines and procedures will include provisions for the direct reporting to a Party of adverse events by its own sales representatives, the recording and maintenance by a Party of records of all adverse events reported with respect to Licensed Product in an electronic database, and the establishment of appropriate mechanisms by which each Party may access the other Party’s database on a real-time, read-only basis to comply with applicable Legal Requirements and to perform its responsibilities under this Agreement. Each Party shall be solely responsible for the surveillance, receipt, evaluation, and reporting of product complaints and reports of adverse drug experiences for the Licensed Products in its respective Territory, and each Party shall bear its own costs incurred in connection with receiving, recording, reviewing, communicating, reporting and responding to adverse events. The Parties shall exchange pharmacovigilance data with each other pursuant to the terms of the Data Exchange Agreement. The implementation of such Data Exchange Agreement will be subject to the oversight of the JDC and JCC. Prior to the execution of the Data Exchange Agreement, the JDC shall coordinate all matters relating to adverse event information.

ARTICLE 14 – CONFIDENTIALITY

14.1.	Treatment of Confidentiality Information.

The Parties agree that during the Royalty Term, and for a period of ten (10) years after this Agreement expires or terminates, a Party (or a person or entity acting on a Party’s behalf, receiving Confidential Information (the “Receiving Party”) from the other Party (or from a person or entity acting on the other Party’s behalf), (the “Disclosing Party”) will (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value, (ii) unless permitted by Section 14.2, not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made to any Third Party by or with the approval of the JDC or JCC to permitted sub-licensees bound to maintain such Confidential Information in confidence to the same extent as provided in this Article 14, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement or any Related Agreement.

14.2.	Right to Disclose.

To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information to its Affiliates, employees, consultants, clinical investigators, advisors, permitted contractors and sublicensees, to prospective investors, contractors, sublicensees and clinical investigators, and to the employees, consultants, clinical investigators, advisors, permitted contractors and sublicensees of the Receiving Party’s Affiliates, on the condition that (i) such entities or persons agree in writing to use the Confidential Information only for such purposes as such Party is entitled to use the Confidential Information pursuant to this Article 14, and (ii) such Party shall use Diligent Efforts to cause such entities or persons to keep the Confidential Information confidential to the same extent, but not necessarily for the same period of time (but no less than for the duration of any relationship between such Party and such other Receiving Party of Confidential Information pursuant to this Section 14.2), as such Party is required to keep the Confidential Information confidential pursuant to this Article 14. NOVACEA, its Affiliates and its permitted sublicensees may disclose such Confidential Information to any Regulatory Authority to the extent that such disclosure is reasonably necessary to obtain Patents or authorizations to conduct Clinical Trials and to commercially market the Licensed Product or an Improvement.

14.3.	Release from Restrictions.

The Receiving Party shall have the right to disclose Confidential Information provided hereunder if, in the reasonable opinion of its legal counsel, such disclosure is necessary to comply with the terms of this Agreement, or the requirements of applicable Legal Requirements or legal process (e.g., in response to a subpoena). Where reasonably possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure of Confidential Information pursuant to the provision of the preceding sentence sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the information or limit the scope of the disclosure (with respect to which the Receiving Party shall reasonably cooperate with the Disclosing Party). In no event, however, shall the Receiving Party’s disclosure of Confidential Information to a court, government agency or instrumentality, Regulatory Authority, or other authorized party pursuant to a subpoena or other compulsory process, be regarded in and of itself as making such Confidential Information publicly known, available by publication or in the public domain (unless and until published or made available to the public by such court, government agency or instrumentality, Regulatory Authority, or other authorized party) or otherwise permitting any further or subsequent disclosure of such Confidential Information by such Party.

14.4.	Confidentiality of Financial Terms.

Except to the extent otherwise required by Legal Requirements or the terms of this Agreement, each Party shall treat as Confidential Information the financial terms and conditions contained in this Agreement and not disclose same to any Third Party without the consent of the other Party; except that such consent shall not be required for disclosure to actual or prospective investors or to a Party’s accountants, attorneys, and other professional advisors, or, pursuant to confidentiality obligations at least as strict as is set forth herein, to sublicensees and actual or potential acquirers or acquirees. If required by Legal Requirements, disclosure shall be limited to the extent reasonably necessary to comply therewith, and the Disclosing Party shall (i) give reasonable advance notice to the other Party of such disclosure, and (ii) use Diligent Efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

14.5.	Patient Privacy.

Each Party agrees to abide by all applicable Legal Requirements concerning the confidentiality or protection of patient identifiable information and/or patients’ protected health information with respect to patients in Clinical Trials in the NOVACEA Territory, using the Finished Product in the NOVACEA Territory or otherwise involved in the development or commercialization of the Licensed Product or Improvements in the NOVACEA Territory.

14.6.	Termination of Prior Disclosure Agreement.

This Agreement supersedes the Disclosure Agreement. Consequently, all Information disclosed pursuant to the Disclosure Agreement shall, from the date of its disclosure to the

Receiving Party, be deemed Confidential Information disclosed under this Agreement and shall be subject to the terms of this Article 14.

ARTICLE 15 – PATENT MAINTENANCE AND ENFORCEMENT

15.1.	Inventions.

Except as otherwise set forth herein, all discoveries or inventions, whether or not patentable (“Inventions”), made solely by employees, agents or independent contractors of a Party after the Effective Date and during the Royalty Term during the course of the performance of such Party’s performance of its responsibilities under this Agreement or any Related Agreement (each, a “Sole Invention”), shall be owned by such Party; and any Inventions that are made during such period and during the course of both Parties performance of their responsibilities under this Agreement or any Related Agreement jointly by (i) employees, agents or independent contractors of PIERRE FABRE and (ii) employees, agents or independent contractors of NOVACEA shall be owned jointly by the Parties such that each Party has an undivided one-half (1/2) interest, without a duty of accounting to the other Party, in and to such Invention (a “Joint Invention”).

15.2.	Patent Maintenance.

15.2.1. Softgel Patents Maintenance. PIERRE FABRE will be responsible for coordinating with CAH the preparation, filing, prosecution, extension and maintenance of the Patents included within the Softgel Patents in the NOVACEA Territory and will bear all costs and expenses in relation thereto; provided, that, PIERRE FABRE shall make Diligent Efforts to obtain from CAH and furnish to NOVACEA copies of relevant Patent-related documents claiming the composition, formulation, dosing or utility of a Licensed Product, upon NOVACEA’s reasonable written request.

15.2.2. Patent Filing and Maintenance of Sole Inventions. Each Party will assume responsibility for the preparation, filing, prosecution, and maintenance of any future Patents covering a Sole Invention by such Party and will bear all costs and expenses in relation thereto; provided, that, each Party agrees to consult with the other Party in all such matters, and upon the other Party’s reasonable written request, shall furnish to the other Party copies of relevant Patent-related documents claiming the composition, formulation, dosing or utility of a Sole Invention with respect to such other Party’s territory (i.e.: the NOVACEA Territory or the PIERRE FABRE Territory, as applicable).

15.2.3. Cooperation. At least twenty (20) business days prior to the contemplated filing date, each Party shall submit to the other a substantially completed draft of any patent application for such Sole Inventions that it is required to disclose hereunder. Each Party shall confer with the other, and use Diligent Efforts to adopt the other Party’s suggestions regarding the prosecution of such patent applications and shall copy the other Party on any official actions and submissions in such patent applications.

15.2.4. Patent Extensions. PIERRE FABRE and NOVACEA agree to reasonably cooperate, upon the reasonable request of the other Party, to seek, or, in the case of the Softgel Patents, have

CAH seek, Patent term restorations and other extensions of the Softgel Patents or any Patent covering any Sole Invention that constitutes an Improvement in the NOVACEA Territory.

15.3.	Joint Inventions.

The JDC shall review any patent applications covering Joint Inventions (“Joint Patents”). The Parties shall reasonably and mutually agree upon which Party or Parties shall file, prosecute and maintain for Joint Patents and upon a reasonable and fair allocation of the associated costs between such Parties. Unless otherwise expressly provided in this Agreement, each Party’s rights and interests in and to Joint Inventions and Joint Patents shall be deemed (i) part of such Party’s respective patent rights hereunder, and (ii) licensed to the other Party in accordance with the principles set forth in Articles 2 and 12 hereof.

15.4.	Patent Enforcement.

15.4.1. Notice Obligation; Prosecution by PIERRE FABRE. Each Party to this Agreement shall promptly notify the other Party to this Agreement, in writing, whenever it acquires knowledge that there exists an infringement of the other Party’s Patents or misappropriation of such other Party’s know-how (i.e., whether the PIERRE FABRE Know-How or the NOVACEA Know-How, as applicable) in the NOVACEA Territory or the PIERRE FABRE Territory, as such Patents and know-how relate to the Compound, the Licensed Product or any Improvement. With respect to infringement of a Valid Claim or misappropriation of PIERRE FABRE Know-How in the NOVACEA Territory, PIERRE FABRE (and/or CAH as the case may be) shall have the right, but not the obligation, using counsel of its choice and at its own expense, to institute, prosecute and control any action or proceeding with respect to such infringement or misappropriation, including any declaratory judgment action arising from such infringement or misappropriation. In the event of a recovery of assessed damages and/or penalties by PIERRE FABRE with respect to misappropriation of PIERRE FABRE Know-How in the NOVACEA Territory or infringement of a Valid Claim in the NOVACEA Territory, any amount of such recovery to which PIERRE FABRE is entitled, after reimbursing PIERRE FABRE and NOVACEA for their reasonable costs and expenses of litigation, shall be equally divided between the Parties. If requested by NOVACEA in connection with any infringement in the NOVACEA Territory, PIERRE FABRE shall endeavor to obtain the right for NOVACEA, its Affiliates or its permitted sublicensees, as the case may be, to participate in any such action or proceeding at its own expense, but control of such action or proceeding shall remain with PIERRE FABRE and/or CAH.

15.4.2. Assumption of Prosecution by NOVACEA. In the event that PIERRE FABRE does not commence a proceeding against, or otherwise take reasonable steps to stop an alleged misappropriation of PIERRE FABRE Know-How in the NOVACEA Territory within a reasonable period of time (not to exceed sixty (60) days) after notice thereof, NOVACEA shall have the option to commence such a proceeding on its own behalf, in which case PIERRE FABRE shall provide NOVACEA with reasonable cooperation in initiating or carrying on such a proceeding, including, if necessary, permitting itself to be joined as a proper party to such proceeding. NOVACEA shall be responsible for the control of such proceeding and shall pay all expenses incurred in connection therewith. Any monetary recovery obtained by NOVACEA as a result of such proceeding, after first reimbursing NOVACEA and PIERRE FABRE for their reasonable costs and expenses of litigation, shall be divided [*] percent ([*]%) to NOVACEA and [*] percent ([*]%) to PIERRE FABRE.

15.4.3. The Parties acknowledge that as of the Effective Date, PIERRE FABRE does not have the right to grant NOVACEA rights to pursue alleged infringers of the Softgel Patents.

ARTICLE 16 – REPRESENTATIONS, WARRANTIES AND COVENANTS

16.1.	Representations, Warranties and Covenants of PIERRE FABRE.

PIERRE FABRE represents and warrants to NOVACEA, as of the Effective Date, and covenants to NOVACEA as set forth below in this Section 16.1.

16.1.1. PIERRE FABRE is a corporation, duly organized, validly existing and in good standing under the Legal Requirements of its country of incorporation.

16.1.2. PIERRE FABRE has the right and authority to grant the rights, licenses and interests in the Cancer Field to NOVACEA under this Agreement.

16.1.3. PIERRE FABRE has not granted any right, license or interest in, to or under the Softgel Patents or PIERRE FABRE Know-How inconsistent with the rights, licenses and interests in the Cancer Field granted to NOVACEA under Section 2.1 of this Agreement, and PIERRE FABRE shall not grant during the Royalty Term, any right, license or interest in, to or under the PIERRE FABRE Patents or PIERRE FABRE Know-How in the Field that is inconsistent with the rights, licenses and interests granted to NOVACEA hereunder.

16.1.4. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of PIERRE FABRE.

16.1.5. PIERRE FABRE is a party to the CAH Agreement and the performance of PIERRE FABRE’s obligations hereunder does not violate the terms of the CAH Agreement. The CAH Agreement does not impose any obligation on the part of NOVACEA to pay royalties or any other amounts to CAH or any other Third Party. The CAH Agreement is in full force and effect.

16.1.6. PIERRE FABRE will perform in all material respects its obligations under the CAH Agreements and shall keep NOVACEA informed of events affecting the CAH Agreement that would have a material adverse affect on NOVACEA rights or obligations under this Agreement or any Related Agreement. During the Royalty Term (a) PIERRE FABRE will not act or fail to act in such a manner as to cause an uncured material breach of its obligations under the CAH Agreement, and (b) it will not amend the CAH Agreement or make any election or exercise any right or option to terminate in whole or in part the CAH Agreement if such amendment, election or exercise would, in any manner, materially adversely affect NOVACEA’s rights or obligations under this Agreement or impose any additional material obligation or burden of NOVACEA under this Agreement or any Related Agreement.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.1.7. Except as listed on Schedule 16.1.7 attached hereto, there are no other existing Patents in the NOVACEA Territory owned, controlled by or licensed to PIERRE FABRE which either cover the Licensed Product or would be infringed by the development, use or sale or import of the Licensed Product in the Cancer Field and in the NOVACEA Territory absent the NOVACEA Licenses granted to NOVACEA under Section 2.1 of this Agreement.

16.1.8. PIERRE FABRE has not granted any lien, security interest or other encumbrance (excluding any licenses) with respect to any PIERRE FABRE Know-How, or permitted such a lien, security interest or other encumbrance (excluding any licenses) to attach to the PIERRE FABRE Know-How.

16.1.9. To PIERRE FABRE’s knowledge, the PIERRE FABRE Know-How does not include any trade secrets that have been misappropriated from any Third Party or obtained in breach of any contractual obligation of PIERRE FABRE or its employees to a Third Party.

16.1.10. As used in this Section 16.1, the “knowledge” of PIERRE FABRE shall refer to the current, actual knowledge (without any implied investigation) of PIERRE FABRE’s officers as of the Effective Date.

16.2.	Representations, Warranties and Covenants of NOVACEA.

NOVACEA represents and warrants to PIERRE FABRE, as of the Effective Date, and covenants to PIERRE FABRE as set forth below in this Section 16.2.

16.2.1. NOVACEA is a corporation, duly organized, validly existing and in good standing under the Legal Requirements of its state of incorporation.

16.2.2. NOVACEA has the right and authority to grant the rights, licenses and interests to PIERRE FABRE and otherwise perform its obligations under this Agreement.

16.2.3. NOVACEA has not granted any right, license or interest in, to or under the NOVACEA Know-How inconsistent with the rights, licenses and interests granted to PIERRE FABRE under Section 2.2 of this Agreement, and NOVACEA shall not grant during the Royalty Term any right, license or interest in, to or under any NOVACEA patent rights or NOVACEA Know-How in the Field that is inconsistent with the rights, licenses and interests granted to PIERRE FABRE hereunder.

16.2.4. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of NOVACEA.

16.2.5. This Agreement is legally binding against NOVACEA, enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement by NOVACEA does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it or its property may be bound, or violate any material Legal Requirement or any court order or decree.

16.2.6. There are no existing Patents (including provisional patent applications and PCT patent applications) anywhere in the world owned or controlled by NOVACEA which either cover the Compound or Licensed Product or would be infringed by the research, development, manufacture, use or sale of the Licensed Product in the Field and in the NOVACEA Territory or in the PIERRE FABRE Territory absent the licenses granted to PIERRE FABRE under Section 2.2 of this Agreement.

16.2.7. NOVACEA has delivered true, accurate and complete copies of (a) its audited balance sheet and income statement as of and for the year ended December 31, 2004 and (b) its balance sheet and income statement as of and for the quarter ended March 31, 2005, in each case prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods. Such financial statements fairly and accurately present, in all material respects, the financial condition and results of operations of NOVACEA, as the case may be, as of the date of, and for the reflected period ending on the date of, each such statement.

16.2.8. NOVACEA is solvent and able to pay its debts and obligations as they become due, and the fair saleable value of NOVACEA’s rights and assets exceeds the amount of its debts and obligations.

16.3.	Limitations.

Nothing in this Agreement shall be construed as:

(a)	a representation or warranty by PIERRE FABRE as to the validity, enforceability or the scope of the PIERRE FABRE Patents or any claim thereof, except as expressly set forth in Section 16.1;

(b)	a representation or warranty by any Party hereto that any Licensed Product will be free from infringement of rights of Third Parties, except as expressly set forth in Section 16.1 or Section 16.2; or

(c)	an obligation of either Party to bring or prosecute actions or suits against Third Parties for infringement.

16.4.	Disclaimer.

EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE. WITHOUT LIMITATION OF THE PRECEDING SENTENCE, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, IN ENTERING INTO THIS AGREEMENT, ANY REPRESENTATION, WARRANTY, PROMISE OR CONDITION NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY OTHER RELATED AGREEMENT.

ARTICLE 17 – TERM; TERMINATION

17.1.	Term.

This Agreement shall become effective on the Effective Date and unless earlier terminated as provided below, shall remain in full force and effect, on a country-by-country basis, until the end of the Royalty Term.

17.2.	Termination for Cause by a Party.

17.2.1. Bankruptcy – Insolvency.

In the event that :

(a)	a Party is adjudicated as either bankrupt or insolvent and, if such adjudication be involuntary, it is not vacated within sixty (60) days; or

(b)	any proceeding is commenced by or against a Party seeking relief under any bankruptcy or insolvency law and if such proceeding be involuntary, it remains undismissed for sixty (60) days; or a Party, by action or answer, approves of, consents to or acquiesces in such proceeding or admits the material allegations of or defaults in answering a petition filed in such proceeding; or

(c)	a Party admits in writing its inability to pay its debts as they become due; or

(d)	a Party makes an assignment for the benefit of creditors;

then, in any such case, such Party shall be deemed in default hereunder and the other, non-defaulting Party, shall have the right, upon at least thirty (30) days’ prior notice to such Party, to terminate this Agreement.

17.2.2. Uncured Material Breach.

(a)	If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that it wishes such Party to take for an acceptable and prompt cure of such breach; provided, that such identified actions shall not bind the other Party with respect to the actions that it may need to take to cure such breach. The allegedly breaching Party shall have sixty (60) days to either cure such breach or, if cure cannot be reasonably effected within such sixty (60) day period, to deliver to the other Party, as soon as practicable during the sixty (60) day cure period, a plan for curing such breach which is reasonably sufficient to effect a cure within ninety (90) days of the date of the initial notice of breach. Following delivery of such plan, the breaching Party shall use Diligent Efforts to carry out the plan and cure the breach within such ninety (90) day period.

(b)	If the Party receiving notice of material breach fails to cure such breach within the sixty (60) day or ninety (90) day period, as applicable, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable to effect a cure within ninety (90) days of the original notice of material breach, the Party originally delivering the notice may declare a breach hereunder upon an additional thirty (30) days advance written notice. Such notice shall effectively terminate this Agreement upon expiration of such thirty (30) day period, subject to Clauses (c) and (d) below.

(c)	If a breach alleged under Clause (a) is limited or restricted to Canada, then the notice provided under Clause (a) shall state such fact and, unless otherwise provided in this Article 17, any termination under this Section 17.2.2 for such breach shall be effective only as to Canada; provided, however, that a breach alleged under Clause (a) with respect to the USA shall be considered a breach with respect to all countries in the NOVACEA Territory for purposes of this Agreement.

(d)	If a Party gives notice of termination under this Clause (a) and the other Party disputes whether such notice was proper, or the Parties disagree as to whether the breaching Party has cured such breach within the applicable cure period (or used Diligent Efforts to cure such breach pursuant to a plan delivered pursuant to Clause (a)); then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 22. If as a result of such dispute resolution process it is determined that the notice of termination was proper or that the breaching Party failed to cure such breach within the applicable cure period (or failed to use Diligent Efforts to cure such breach pursuant to a plan delivered under Clause (a), as the case may be, then such termination shall be deemed to have been effective thirty (30) days following the date of the notice of termination provided pursuant to Clause (a). If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall have remained in effect.

17.2.3. Termination of Supply Agreement. This Agreement may be terminated by PIERRE FABRE upon prior termination of the Supply Agreement and such termination shall be to the same extent (i.e., for the same country(ies)) as is the termination under the Supply Agreement. In such event, termination of this Agreement and the Supply Agreement shall be co-terminous.

17.2.4. Technical Failure of Development or Failure to Obtain Approval. In case results of Clinical Trials listed in the Development Plan for the USA do not allow NOVACEA to file an initial NDA for the Licensed Product in the USA for the indication then under development, due to justifiable and demonstrable safety, efficacy or regulatory reasons, then either Party shall have the right to terminate this Agreement as provided in Section 5.3.6, above.

17.2.5. Competing Product Matters.

NOVACEA shall terminate this Agreement (and PIERRE FABRE may terminate this Agreement if NOVACEA fails to do so), in the following circumstances:

(a)	if NOVACEA fails to divest a Competing Product as provided in Section 8.2.1(a), or

(b)	if NOVACEA markets a Competing Product as provided in Section 8.2.1(b).

17.3.	Termination for Cause by PIERRE FABRE.

In addition to any other termination right that PIERRE FABRE may have under this Agreement, PIERRE FABRE shall have the right, but not the obligation, to terminate this Agreement in the following circumstances:

17.3.1. Failure by NOVACEA to Develop Licensed Product and/or Seek Approval. If NOVACEA fails to make Diligent Efforts to develop or seek Approval for the Licensed Product in the Cancer Field within the time frames set forth in the Development Plan, then NOVACEA shall be deemed in material default hereunder and PIERRE FABRE shall have the right to terminate the NOVACEA Licenses under this Agreement with respect to the country(ies) that are the subject of any such failure, upon sixty (60) days’ prior notice to NOVACEA, unless NOVACEA has rectified its failure within said sixty (60) day period; provided, however, if such decision is made with respect to the USA, then PIERRE FABRE shall have the right to terminate the entire Agreement in the entire Territory.

17.3.2. Failure by NOVACEA to Launch or Market Licensed Product. If NOVACEA does not launch the Licensed Product as set forth in Section 7.1, NOVACEA shall be deemed in default hereunder and PIERRE FABRE shall have the right to terminate the NOVACEA Licenses under this Agreement with respect to the country(ies) that are the subject of any such failure, upon sixty (60) days’ prior written notice to NOVACEA, unless NOVACEA has rectified its failure within said sixty (60) day period; provided, however, if such decision is made with respect to the USA, then PIERRE FABRE shall have the right to terminate the entire Agreement in the entire NOVACEA Territory.

17.3.3. Challenge by NOVACEA of PIERRE FABRE Patents. PIERRE FABRE shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to NOVACEA in the event that NOVACEA shall challenge or contest the PIERRE FABRE Patents to any Regulatory Authority or in a court of competent jurisdiction. The foregoing in this Section 17.3.3 shall not apply to disputes regarding inventorship or patentability based on prior art owned by a Party or its Affiliates.

17.3.4. Assignments by NOVACEA. PIERRE FABRE may terminate this Agreement by giving sixty (60) days’ prior written notice of such termination to NOVACEA, such notice to be served within thirty (30) days of PIERRE FABRE first learning of an assignment by NOVACEA in violation of Article 20 of this Agreement.

17.3.5. Failure by NOVACEA to Meet Minimum Sales. PIERRE FABRE may terminate this Agreement in accordance with Section 9.2 hereof.

17.4.	Voluntary Termination by NOVACEA.

(a)	So long as NOVACEA is not in breach of this Agreement at the time it delivers notice of termination pursuant to this Section 17.4 or at the effective date of such termination, NOVACEA may terminate this Agreement, without cause, into or on a country-by-country basis, at any time after the end of the U.S. End of Phase 2 Meeting, by giving PIERRE FABRE one hundred eighty (180) days’ prior written notice setting forth the effective date of such termination and the countries contemplated thereby; provided, however, if NOVACEA terminates this Agreement with respect to the USA only, PIERRE FABRE shall have the right, to be exercised by delivery of within notice to NOVACEA within ninety (90) days of the effective date of any such termination as reflected in NOVACEA’s notice, to terminate the entire Agreement with respect to the entire NOVACEA Territory, effective as of such date PIERRE FABRE sets forth in its notice.

(b)	If (i) the FDA requires additional development activities in order for NOVACEA to gain Approval for the Licensed Product then under development that, if performed, would materially exceed the obligations that NOVACEA anticipates at the Effective Date, as such obligations are set forth in the version of the Development Plan attached hereto as Schedule 5.1.1 (including, without limitation, if the FDA requires a first [*] with more than [*]), and (ii) NOVACEA demonstrates to PIERRE FABRE in reasonable written detail the existence of such additional FDA requirements, then NOVACEA shall have the right to terminate this Agreement within sixty (60) days of the delivery of such written detail to PIERRE FABRE.

ARTICLE 18 – CONSEQUENCES OF EXPIRATION AND TERMINATION

18.1.	Expiration of the Agreement.

Upon expiration of the term of this Agreement pursuant to 17.1 hereof (hereinafter the “Expiration”) in a given country of the NOVACEA Territory then, on a country-by-country basis, the rights and obligations of the Parties under this Agreement shall cease, except as follows:

18.1.1. Continuing License for NOVACEA. NOVACEA shall have a non-exclusive, worldwide perpetual, fully paid up and royalty-free right to use in the NOVACEA Territory, PIERRE FABRE Know-How, PIERRE FABRE Improvements, and PIERRE FABRE’s interest in any joint Know-How, joint Improvements and Joint Patents (collectively referred to as “PIERRE FABRE Intellectual Property Rights”) to which it was licensed under this Agreement, as well as the unrestricted right to use the NOVACEA Know-How, NOVACEA’s Improvements and NOVACEA’S interest in any Joint Know-How, Joint Improvements and Joint Patents (collectively referred to as “NOVACEA Intellectual Property Rights”) to use, sell, offer to sell and import Licensed Products and Improvements to which it has rights under this Agreement.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18.1.2. Continuing License for PIERRE FABRE. PIERRE FABRE shall have the non-exclusive, worldwide, perpetual, fully paid up and royalty-free right to use in all countries of the PIERRE FABRE Territory NOVACEA Intellectual Property Rights. PIERRE FABRE shall have the unrestricted right to use the PIERRE FABRE Intellectual Property Rights to use, sell, offer to sell and import Licensed Products and Improvements anywhere in the world.

18.1.3. Use of Trademark. NOVACEA’s right to continue to use the Trademark shall be governed by the Trademark License Agreement.

18.1.4. Supply of Finished Product. NOVACEA’s commitment to purchase Finished Product from PIERRE FABRE shall terminate, unless otherwise provided in the Supply Agreement.

18.1.5. Cross-Reference of Approvals. PIERRE FABRE shall have the right to cross-refer all Approvals granted to NOVACEA, its Affiliates or its permitted sublicensees with respect to the Licensed Product or Improvements. Within fifteen (15) days after receipt of PIERRE FABRE’s request and the labeling and packaging for the Licensed Product or Improvements referred to below, NOVACEA shall take such steps as are necessary under applicable Legal Requirements, including issuing letters to the FDA, the HC and other Regulatory Authorities, allowing PIERRE FABRE to cross-refer to NOVACEA’s, its Affiliate’s and its sublicensee’s registration file and Approvals and complying with any pertinent conditions established in the applicable Approval of NOVACEA, its Affiliate or its sublicensee in such country, to permit PIERRE FABRE or its new sublicensee to act as a distributor of the Licensed Product or Improvements in such country under said Approval, with labeling and packaging prescribed by PIERRE FABRE and delivered to NOVACEA that uses a trademark that is not confusingly similar to the Trademark (unless rights to such Trademark have reverted to PIERRE FABRE under the Trademark License Agreement).

18.2.	Termination of the Agreement.

18.2.1. Termination by NOVACEA due to PIERRE FABRE Conduct. In case of termination of this Agreement by NOVACEA prior to the end of the Royalty Term pursuant to Section 17.2.1 (Bankruptcy, Insolvency of PIERRE FABRE), or 17.2.2 (Uncured Material Breach by PIERRE FABRE), of this Agreement, then:

(a)

NOVACEA’S right to continue the NOVACEA Licenses in the NOVACEA Territory under the Softgel Patents and the PIERRE FABRE Intellectual Property Rights owned or acquired by PIERRE FABRE and licensed by PIERRE FABRE to NOVACEA prior to the effective date of termination, shall survive, subject to the fulfillment by NOVACEA of all its Milestone Payment obligations and Patent and Know-How Royalty obligations under Article 11 hereof until the last to expire of the Valid Claims, and subject also (i) to the fulfillment by NOVACEA of its Trademark Royalty obligations under the Trademark License Agreement and (ii) to NOVACEA’s obligations to exclusively purchase Finished Product from PIERRE FABRE as provided in the Supply Agreement. Notwithstanding the foregoing, the amount of Patent and Know-How Royalty payable by NOVACEA to PIERRE FABRE hereunder with respect to Net Sales in the concerned counties of the NOVACEA Territory where termination of this Agreement shall take place, shall be reduced by [*] percentage points in the event of such termination.

(b)	PIERRE FABRE’s right to continue to use NOVACEA Intellectual Property Rights owned or acquired by NOVACEA and licensed to PIERRE FABRE prior to the effective date of termination shall survive in the PIERRE FABRE Territory, subject to PIERRE FABRE paying to NOVACEA a royalty, as described below, on PIERRE FABRE’s Net Sales of all Licensed Product made plus reimbursement of any royalties owed by NOVACEA to a Third Party relating to same, to the extent of and in accordance with or pursuant to any of NOVACEA Intellectual Property Rights, such royalties to be in the amounts set forth in the next succeeding sentence and to be calculated, reported, and paid in the same manner as provided for with respect to the Patent and Know-How Royalty payable by NOVACEA to PIERRE FABRE, under Article 11 hereof. The royalty payable pursuant to this Clause (b) shall equal (i) [*] percent ([*]%) if the NOVACEA Intellectual Property Rights include only NOVACEA Know-How, and (ii) [*] percent ([*]%) if the NOVACEA Intellectual Property Rights include NOVACEA Patents or Improvements in addition to NOVACEA Know-How.

18.2.2. No-Fault Termination. In case of termination of this Agreement by PIERRE FABRE pursuant to Section 17.2.5 (Competing Product Matters) or Section 17.4 (Voluntary Termination by NOVACEA), then

(a)	All NOVACEA Licenses shall terminate and NOVACEA shall have no more rights under this Agreement.

(b)	NOVACEA shall promptly return or assign where appropriate to PIERRE FABRE (i) PIERRE FABRE Intellectual Property Rights, (ii) all Information (including a copy of any adverse event databases maintained by NOVACEA for such terminated country(ies) and form(s)), including copies thereof supplied by PIERRE FABRE hereunder or acquired by NOVACEA hereunder or in connection with this Agreement, relating to the Licensed Product, except that NOVACEA’s legal department may retain one copy of the Information for purposes of determining the scope of its obligation hereunder and (iii) NOVACEA shall cooperate fully with PIERRE FABRE or its nominee, to transfer or to hand over to PIERRE FABRE or its nominee free of charge all the INDs and any Approvals or preliminary materials in anticipation of Approvals regarding the Licensed Product in the NOVACEA Territory.

(c)	All costs associated with the return or assignment to PIERRE FABRE of the items listed herein shall be borne by NOVACEA.

(d)	PIERRE FABRE shall have a fully paid-up, royalty-free, perpetual, exclusive license (with the right to sublicense) under all NOVACEA Intellectual Property Rights existing at the effective date of termination to use, make, have made, sell, offer to sell and import the Licensed Product and Improvements worldwide.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The consequences of termination set forth in Clauses (a)-(d) above shall be with respect to Canada only if termination is pursuant to Section 2.6 (Termination of NOVACEA Licenses in Canada) or for Canada only pursuant to Section 17.2.5 (Competing Product Matters) or Section 17.4 (Voluntary Termination by NOVACEA).

18.2.3. Termination by PIERRE FABRE. In case of termination by PIERRE FABRE pursuant to Section 2.6 (Termination of NOVACEA Licenses in Canada), Section 8.2.1(i) (Failure of NOVACEA to divest a Competing Product), Section 17.2.1 (Bankruptcy, Insolvency of NOVACEA), Section 17.2.2 (Uncured Material Breach by NOVACEA), Section 17.2.4 (Technical Failure of Development or Failure to Obtain Approval), Section 17.2.5 (Competing Product matters), Section 17.3.1 (Failure by NOVACEA to Develop Licensed Product and/or to Seek Approval), Section 17.3.2 (Failure by NOVACEA to Launch or Market Licensed Product), Section 17.3.3 (Challenge by NOVACEA of PIERRE FABRE Patents), Section 17.3.4 (Assignments by NOVACEA) or Section 17.3.5 (Failure by NOVACEA to Meet Minimum Sales) hereof, then all consequences described in Section 18.2.2 above shall apply in the applicable country(ies) of the NOVACEA Territory.

18.3.	Certain Cooperation.

The Parties shall reasonably cooperate with each other in respect of all documents that need to be signed in respect of the return or assignments contemplated in this Article 18.

18.4.	Survival of Certain Rights and Obligations.

Upon Expiration or termination of this Agreement then: the provisions of Section 11.3.7 (Records and Audits), Section 14.3 (Joint Inventions), and Section 20.3 (Consequences of Assignment), and Article 1 (Definitions), Article 13 (Pharmacovigilance; Adverse Events), Article 14 (Confidentiality), Article 18 (Consequences of Expiration and Termination), Article 19 (Indemnification), Article 21 (Notices), Article 22 (Applicable Law-Arbitration) and Article 23 (Miscellaneous Provisions) shall survive any Expiration or termination of this Agreement.

18.5.	Disposition of Licensed Product.

Upon termination of this Agreement with respect to entirety of the NOVACEA Territory by either Party, NOVACEA shall provide PIERRE FABRE with a written inventory of all the Licensed Product in its, its Affiliates’ and its permitted sublicensees’ possession, and shall have the right to dispose of such Licensed Product within one hundred eighty (180) days thereafter, subject to the fulfillment of its Patent and Know-How Royalty and Trademark Royalty payment obligations relating thereto.

18.6.	Remedies.

18.6.1. Right to Pursue Damages. Notwithstanding any other provisions of this Agreement (including Article 19) and subject to Section 18.6.2, the exercise of a termination right under this Agreement shall not preclude the terminating Party from claiming any damages as a result of the non-terminating Party’s material breach, compensation or other relief that it may be entitled to under this Agreement, at law or equity, upon such termination.

18.6.2. Determination of Damages. In the event PIERRE FABRE elects to terminate this Agreement in any country or country(ies) pursuant to Section 17.2.2 or Section 17.3.4, then PIERRE FABRE, in addition to its rights to terminate this Agreement, may seek damages (subject to Section 22.3) caused by the material breach giving rise to such termination; provided, that recovery of any such damages shall be offset by the fair market value to PIERRE FABRE of the rights and licenses that are assigned, licensed, or reverted to PIERRE FABRE as a result of its exercise of its right of termination with respect to such country(ies). If the Parties dispute whether the fair market value to PIERRE FABRE exceeds PIERRE FABRE’s damages, then any such dispute shall be settled pursuant to Section 22.2. Notwithstanding anything to the contrary set forth in this Section 18.6.2, the limitation set forth in this Section 18.6.2 shall be of no effect whatsoever in the event of fraud by NOVACEA.

18.6.3. Remedies Cumulative. Subject to Section 18.6.2, all remedies provided hereunder (including any right to terminate this Agreement under Section 17.2, the right to indemnification under Article 19 and any rights under this Section 18.6), are cumulative and concurrent, and are in addition to all other available remedies at law or in equity; provided, however that a Party shall not seek to avail itself of such other remedies (except for any equitable remedy) during any cure period under this Agreement.

ARTICLE 19 – INDEMNIFICATION AND RELATED MATTERS

19.1.	Indemnification by PIERRE FABRE.

PIERRE FABRE agrees to defend, indemnify and hold harmless NOVACEA, its Affiliates and permitted sublicensees, and its and their respective shareholders, officers, directors, employees, agents, representatives, consultants and contractors (each a “NOVACEA Indemnified Party”) from any and all claims, suits, damages, liabilities, costs and expenses, whether based on product liability or otherwise, including but not limited to court costs and reasonable attorneys fees (collectively “Losses”), any NOVACEA Indemnified Party may suffer arising out of or based on the (i) the negligence or intentional misconduct of PIERRE FABRE or any of its officers, directors or employees with respect to the Finished Product supplied under the Supply Agreement, (ii) the breach by PIERRE FABRE of any obligation, or representation and warranty, under this Agreement (all such claims the “NOVACEA Indemnification Claims”); provided, however, that such indemnification shall not extend to any Losses to the extent caused by any PIERRE FABRE Indemnification Claim (as defined below) or to any NOVACEA Indemnified Party claims for lost profits, or other consequential, special or punitive damages.

19.2.	Indemnification by NOVACEA.

NOVACEA shall defend, indemnify and hold harmless PIERRE FABRE and its Affiliates, sublicensees, and its and their respective shareholders, officers, directors, employees, agents, representatives, consultants and contractors (each a “PIERRE FABRE Indemnified Party”) from and against any and all Losses any PIERRE FABRE Indemnified Party may suffer arising out of or based on (i) the negligence or intentional misconduct of NOVACEA, its Affiliates or sublicencees, or any of their respective officers, directors, agents or employees, with respect to any Licensed Product or Improvement, or (ii) the breach by NOVACEA of any obligation, or representation and warranty, under this Agreement (all such claims the “PIERRE FABRE Indemnification Claims”); provided, however, that such indemnification shall not extend to any Losses to the extent caused by any NOVACEA Indemnification Claim or to any PIERRE FABRE Indemnified Party claim for lost profits, or other consequential, special or punitive damages.

19.3.	Indemnification Procedures.

(a)	The Party seeking indemnification under Sections 19.1 or 19.2 (the “Indemnified Party”) agrees to give notice to the Party providing such indemnification (the “Indemnifying Party”) of the assertion of any claim, or commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section promptly after receipt of notice from a Third Party of the assertion of such claim or the commencement of such suit, action or proceeding. In the event indemnification is sought with respect to a direct claim by the Indemnified Party, notice shall be given within sixty (60) days of the discovery of the event, action, or state of facts for which indemnification is sought. With respect to Third Party claims, the Indemnifying Party shall, subject to Clause (b) below, be entitled at its own expense to participate in or, to the extent that it shall wish to do so, to assume the defense with its own counsel of any such claim, suit, action or proceeding. If the Indemnifying Party elects to assume such defense, it shall select counsel for and be liable to the Indemnified Party for fees of counsel. Failure to give notice in a timely manner shall relieve the Indemnifying Party only to the extent it is actually prejudiced by such delay.

(b)	In the event that the Indemnified Party shall have been advised by counsel that representation of both Parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them, or that there are legal defenses available to such Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then counsel for the Indemnified Party shall be entitled, if the Indemnified Party so elects, to conduct the defense at the expense of the Indemnifying Party to the extent reasonably determined by such counsel to be necessary to protect the interests of the Indemnified Party.

(c)	Whether or not the Indemnifying Party elects to assume the defense of any Third-Party claim, suit, action or proceeding, it shall not be liable for any compromises or settlement of any such claim, suit, action or proceeding effected without its consent, which consent shall not unreasonably be withheld. The Parties agree to cooperate to the fullest extent possible in connection with any third-Party claim, suit, action or proceeding for which indemnification is or may be sought under this Agreement.

19.4.	Subrogation.

In the event the Indemnifying Party makes any payment pursuant to its indemnification obligations under this Agreement, it shall be subrogated to all rights of the Indemnified Party to pursue any claim to receive payment or other consideration from any third party which may be liable with respect to such claim, suit, action or proceeding for which indemnification was provided. The Indemnified Party shall execute and deliver such instruments and agreements and take such other action as may be reasonably requested by the Indemnifying Party to subrogate the Indemnifying Party to such Indemnified Party’s rights to receive such payment or consideration.

19.5.	Indemnification not Cumulative.

NOVACEA’s rights under this Article 19 and its rights under Article 7 of the Supply Agreement shall not be cumulative.

19.6.	PIERRE FABRE INSURANCE.

Throughout the Royalty Term, PIERRE FABRE shall maintain product liability insurance or self insurance in an amount consistent with industry standards, for claims and actions that might be taken against it in connection with the Finished Product supplied to NOVACEA. PIERRE FABRE shall upon NOVACEA’s request, provide NOVACEA with a certificate of insurance evidencing such coverage.

19.7.	NOVACEA INSURANCE.

Throughout the Royalty Term, NOVACEA shall maintain and shall cause its Affiliates and permitted sublicensees to maintain, product liability insurance or self insurance in an amount consistent with industry standards, for claims and actions that might be taken against it in connection with the Licensed Product in the NOVACEA Territory. NOVACEA shall, on the Effective Date and upon PIERRE FABRE’s request from time to time thereafter, provide PIERRE FABRE with a certificate of insurance evidencing such coverage.

ARTICLE 20 – ASSIGNMENT OF AGREEMENT

20.1.	General.

Except as otherwise permitted in this Article 20, neither this Agreement nor any rights granted hereunder may be assigned or otherwise transferred by either Party, nor shall they inure to the benefit of any trustee in bankruptcy, receiver or other successor of either Party, whether by operation of law or otherwise, without the written consent of the other Party, such consent not to be unreasonably withheld or delayed.

20.2.	Assignment by PIERRE FABRE.

PIERRE FABRE may, without NOVACEA’s consent, assign this Agreement to an Affiliate or to a Third Party in the following circumstances:

(a)	in the event of the transfer or sale by PIERRE FABRE, or any corporation directly or indirectly controlling PIERRE FABRE, to a Third Party of (i) stock representing more than fifty percent (50%) of PIERRE FABRE or such corporation’s voting control, or (ii) all or substantially all of its assets; or

(b)	in the event of the merger or consolidation of PIERRE FABRE, or of any corporation directly or indirectly controlling PIERRE FABRE, with a Third Party in each case if such merger or consolidation results in the shareholders of PIERRE FABRE (as existing at the Effective Date) or of any such corporation directly or indirectly controlling PIERRE FABRE immediately prior to such merger or consolidation owning less than fifty percent (50%) of the voting control of the entity that survives such merger or consolidation, provided however that any such assignee shall agree in writing to assume the rights and obligations of PIERRE FABRE under this Agreement, and PIERRE FABRE shall promptly deliver a copy of such written assumption to NOVACEA.

20.3.	Assignment by NOVACEA.

NOVACEA may, without PIERRE FABRE’s consent, assign this Agreement in the following circumstances:

(a)	in the event of the transfer or sale by NOVACEA, or any corporation directly or indirectly controlling NOVACEA, to a Third Party of (i) stock representing more than fifty percent (50%) of NOVACEA or such corporation’s voting control, or (ii) all or substantially all of its assets; or

(b)	in the event of the merger or consolidation of NOVACEA, or of any corporation directly or indirectly controlling NOVACEA, with a Third Party in each case if such merger or consolidation results in the shareholders of NOVACEA (as existing at the Effective Date) or of any such corporation directly or indirectly controlling NOVACEA immediately prior to such merger or consolidation, owning less than fifty percent (50%) of the voting control of the entity that survives such merger or consolidation, provided however that: (i) any such assignee shall agree in writing to assume the rights and obligations of NOVACEA under this Agreement, and NOVACEA shall promptly deliver a copy of such written assumption to PIERRE FABRE; and (ii) in the event that during the Royalty Term, the Third Party referred to in (a) and (b) above is a company, that either (x) markets a Competing Product in the NOVACEA Territory or (y) is currently developing a Competing Product for commercialization in the NOVACEA Territory, then, in any such circumstances, PIERRE FABRE shall have the right, in its absolute discretion, to notify NOVACEA of the termination of the Agreements, such right to be exercised only during the Royalty Term.

20.4.  Definition.

As used in this Article 20, “control” or “controlling” with regard to either Party shall mean the direct or indirect ownership of at least fifty percent (50%) of the voting stock of such

Party, or in the absence of ownership of at least fifty percent (50%) of the voting stock of such Party, the power directly or indirectly to direct or cause the direction of the management and policies of such Party.

20.5.	Consequences of Assignment.

(a)	Any permitted assignee shall assume all obligations of its assignor under this Agreement.

(b)	No assignment shall relieve either Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

(c)	In addition to any other rights and remedies available to the Parties under this Agreement (including under Section 17.3.4), at law or in equity, any assignment made in violation of this Article 20 shall be null and void.

ARTICLE 21 – NOTICES

Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, delivered by a reputable international overnight courier, mailed by registered airmail (return receipt requested), postage prepaid, or transmitted by facsimile (and confirmed by such registered mail), to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement. Any notice sent by registered airmail as aforesaid shall be deemed to have been given on the seventh (7th) day after the date of dispatch, it being understood that “date of dispatch” shall mean the date the registered airmail letter is stamped by the post office of the country of residence of the Party giving such notice. Any notice sent by reputable international overnight courier shall be deemed to have been given on the second (2nd) business day after the date the notice is received by the courier in the country of residence of the Party giving such notice. Notices shall be sent:

(a)	if to NOVACEA, to:

NOVACEA, INC.

601 Gateway Boulevard

Suite 800

SOUTH SAN FRANCISCO, CA 94080, USA

Attention: Chief Executive Officer

Facsimile: 1-650-228-1088

(b)	if to PIERRE FABRE, to:

PIERRE FABRE MEDICAMENT

La Chartreuse I

81106 CASTRES CEDEX, FRANCE

Attention: Chief Operating Officer

Facsimile No.: 33 5 63 71 45 34

With copy to:

PIERRE FABRE MEDICAMENT

La Chartreuse I

81106 CASTRES CEDEX, FRANCE

Attention: General Counsel

Facsimile No.: 33 5 63 71 39 95

All notices shall be deemed given when received by the addressee.

ARTICLE 22 – APPLICABLE LAW; DISPUTE RESOLUTION

22.1.	Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE, OTHER THAN SECTIONS 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

22.2.	Dispute Resolution.

The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either Party’s rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes directly or indirectly arising under, relating to or in connection with this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, except for disputes arising under Section 9.3.1 (Material Change in Key Assumptions) or Section 11.3.6 (Third Party Royalties), which are to be resolved pursuant to Section 22.4, the Parties agree to have any dispute directly or indirectly arising under, relating to or in connection with this Agreement (including any dispute resulting from the termination of this Agreement pursuant to Article 17 or relating to the assessment of damages pursuant to Section 18.6.2) referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Such designated officers are as follows:

For NOVACEA: Chief Executive Officer

For PIERRE FABRE: President or Chief Operating Officer, as designated by PIERRE FABRE for a given matter

In the event the designated officers are not able to resolve such dispute within such 30-day period after receipt of written notice, then any such dispute shall, at the election of either Party, be decided in accordance with the provisions of Section 22.3 below (it being understood that matters of business judgment that do not constitute a breach of a Party’s obligations under this Agreement and disputes regarding the validity, scope or enforceability of intellectual property rights shall not be mediated or arbitrated).

22.3.	Arbitration; Jurisdiction.

Except as otherwise expressly provided in this Agreement (including, without limitation, in Section 9.3.1 (Material Change in Key Assumptions) and Section 11.3.6 (Third Party Royalties)), any dispute not resolved pursuant to Section 22.2 shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. Subject to Section 18.6.2, the injured Party shall be entitled to all damages suffered of whatever sort, except that no award of lost profits, or other consequential, special or punitive damages shall be granted by the arbitration panel. The decision of the arbitrator(s) shall be binding on the Parties unless obscured by fraud, and enforceable by a court of competent jurisdiction as described below in this Section 22.3.

Notwithstanding anything to the contrary in this Section 22.3, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

Arbitration will take place in PARIS (FRANCE) if requested by NOVACEA and in SAN FRANCISCO, CALIFORNIA (USA), if requested by PIERRE FABRE. Arbitration will be conducted in the English language.

Disputes regarding the validity, scope or enforceability of intellectual property rights shall be submitted to a court of competent jurisdiction pursuant to the immediately following paragraph.

Each Party, for the purpose of enforcing an award under this Section 22.3 (or under Section 22.4), adjudicating the matters described in this Section 22.3 with respect to intellectual property rights or seeking equitable relief pursuant to Section 22.6, irrevocably submits to the exclusive jurisdiction of federal courts located in SAN FRANCISCO, CALIFORNIA, USA (if PIERRE FABRE is seeking same), or the Tribunal de Grande Instance located in PARIS (FRANCE) (if NOVACEA is seeking same).

22.4.	Adjustment to Projected Net Sales.

In the event the Parties disagree on (i) any adjustment to Projected Net Sales pursuant to Section 9.3.1 above, or (ii) the minimum Net Sales requirements or development, regulatory or sales milestone payments with respect to the Licensed Product or an Improvement outside of the Cancer Field pursuant to Section 5.10 above, the matter shall be referred to an independent expert selected by both Parties (the “Outside Expert”). If the Parties fail to reach agreement on an Outside Expert within thirty (30) days of their initial discussion regarding the selection of an Outside Expert, then the Parties agree to submit the matter to administered expertise proceedings in accordance with the Rules of Expertise of the ICC. The expert to be so designated by the ICC (the “ICC Expert”) shall have pharmaceutical industry experience. Where the decision regarding any matter(s) under Clause (i) or (ii) is to be made by an Outside Expert or the ICC Expert (each, the “Decision Maker”), such Decision Maker shall only have the option of choosing either the proposal with respect to a given matter made by NOVACEA or the proposal with respect to a given matter made by PIERRE FABRE, and shall make no other choice; provided, however, if more than one matter is before the Decision Maker, the Decision Maker is not obligated to choose all of the proposals from any one Party, but may choose one or more proposals from each. The Decision Maker shall render a decision within thirty (30) days of receipt of the second submission described in the immediately following sentence. Each Party shall promptly present to the Decision Maker in reasonable written detail and with reasonable support the basis for its proposals pursuant to Clauses (i) and (ii) above. Each Party shall timely cooperate in responding to any inquiry of the Decision Maker. The determination of the Decision Maker shall be binding on the Parties unless secured by fraud, and enforceable by a court of competent jurisdiction as described in Section 22.3 above.

22.5.	Injunctive Relief.

Notwithstanding anything to the contrary in this Article 22 or elsewhere in this Agreement, at any time before a dispute is submitted for resolution under Section 22.2, the Parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The Parties acknowledge and agree that any such action by a Party shall not be deemed a breach of such Party’s obligation to settle disputes under this Agreement in accordance with Section 22.2.

ARTICLE 23 – MISCELLANEOUS

23.1. Entire Agreement; Modification; Counterparts.

This Agreement and the Related Agreements are both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. The schedules attached to this Agreement are an integral part of this Agreement. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented by a written instrument expressly stated for such purpose and signed by the Parties to this Agreement; provided, however, amendments to the Development Plan from time to time that are approved by the JDC shall be deemed to be amendments to Schedule 5.1 hereto, and the Parties are hereby authorized to substitute the current Development Plan for any outdated Schedule 5.1 from time to time. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original document and all of which, together with this writing, shall be deemed one instrument.

23.2. Relationship between the Parties.

The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not, and is not intended to, create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

23.3.	Non-Waiver.

The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

23.4.	No Third Party Beneficiaries.

This Agreement is neither expressly nor impliedly made for the benefit of any individual or entity other than PIERRE FABRE and NOVACEA.

23.5.	Successors and Assigns.

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns.

23.6.	Severability.

If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by an arbitrator or a court of competent jurisdiction, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

23.7.	Force Majeure.

23.7.1. Events of Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement when such failure or delay is caused by or results from acts of God, fire, flood, explosion, earthquake, or other natural forces, war, or any cause beyond the reasonable control of the affected Party. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance or the direct results from such event(s).

23.7.2. Notice of Force Majeure. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition set forth in Section 23.7.1 above, the nature thereof, and the extent to which the affected Party reasonably believes it will be unable fully to perform its obligation hereunder. Each Party further agrees to use Diligent Efforts to correct the condition as quickly as possible, and to give the other prompt written notice when it is again fully able to perform such obligations.

23.7.3. Termination. If, as a result of conditions set forth in Section 23.7.1 above, either Party is unable fully to perform its obligations hereunder for any consecutive period of one hundred eighty (180) days, the other Party shall have the right to terminate this Agreement upon written notice, in which event the consequences set forth in Section 18.2.2 shall follow and the provisions of Sections 18.3, 18.4 and 18.5 shall apply.

23.8.	Interpretation.

23.8.1. Captions & Headings. The captions and headings of Clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

23.8.2. Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

23.8.3. Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

23.8.4. Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

23.8.5. Miscellaneous. The word “including” means in all instances “including, but not limited to.” The words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and other words of similar import refer to this Agreement as a whole, including all schedules and exhibits. Each Party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any legal rule of construction to the effect that any provision of this Agreement shall be interpreted or construed against the Party whose counsel drafted that provision.

23.9.	Expenses.

Each of PIERRE FABRE and NOVACEA shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and, except as set forth in this Agreement or any Related Agreement, the performance of the obligations contemplated hereby and thereby.

ARTICLE 24 – PUBLICITY

It is understood that the Parties intend to issue a joint press release announcing the execution of this Agreement and agree that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof; provided, that, a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with Legal Requirements for appropriate market disclosure. All press releases shall disclose the fact that the Licensed Product has been developed, and licensed to NOVACEA, by PIERRE FABRE. Each Party agrees to review, and offer any comments it may have with respect to, each press release within 48 hours after receiving the press release from the other Party. In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

PIERRE FABRE MEDICAMENT S.A.		NOVACEA, Inc.

By:	/s/ Jean-Pierre Couzinier	By:	/s/ Brad Goodwin
Name:	Jean-Pierre COUZINIER	Name:	Brad GOODWIN
Title:	Chief Operating Officer	Title:	Chief Executive Officer

Schedule 1

CERTAIN DEFINITIONS

1.	“Affiliate” shall mean any entity that, directly or indirectly, through one or more intermediates, is controlled by, controls, or is under common control with a Party hereto, as of or after the Effective Date. For purposes of this definition only, the term “control”, “controlled” or “controlling” shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether by ownership of voting stock or partnership interest, by contract or otherwise, including direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question.

2.	“Agreement” shall mean any of the Patent and Know-How License Agreement, Trademark License Agreement or Supply Agreement in which the reference to such term is made.

3.	“Approval” shall mean: (a) in the USA, receipt from the FDA of NDA approval to market a Licensed Product or Improvement for a given indication; (b) in Canada, such approval from the applicable Regulatory Authority for such Licensed Product or Improvement to be sold in such country, including receipt of pricing/reimbursement approval, where applicable, to market a Licensed Product or Improvement in such country or countries for a given indication; and (c) all modifications, extensions and renewals of any Approval in (a) or (b). For clarity, Compendia Listings are not Approvals.

4.	“Approved Indication” shall mean a tumor type indication (in the Cancer Field) or other indication (outside of the Cancer Field) for which a Licensed Product or Improvement has Approval in a given country of the NOVACEA Territory.

5.	“CAH Agreement” shall mean the License and Supply Agreement between Pierre Fabre Medicament S.A. and Cardinal Health 409 Inc., (“CAH”) dated as of June 6, 2002.

6.	“Cancer Field” shall mean the prevention, treatment, diagnosis or control of all human cancer diseases.

7.	“Clinical Product” shall mean softgel capsules containing 20 mg or 30 mg of Compound (expressed as base), as described in the Clinical Product Specifications.

8.	“Clinical Product Specifications” shall mean the specifications of the Clinical Product attached to the Supply Agreement as Schedule 2.3.1(b) thereto, as such Clinical Product Specifications may be amended from time to time.

9.	“Clinical Trial” shall mean any Phase 1, Phase 2, Phase 3 or Phase 4 Clinical Trial of the Licensed Product or an Improvement, as the context shall indicate.

10.

“Combination Product” shall mean any pharmaceutical composition in which Licensed Product is (i) formulated in conjunction with one or more different active pharmaceutical ingredients and/or (ii) co-packaged for administration in combination with one or more different active pharmaceutical ingredients and which pharmaceutical composition package is the subject of one single NDA. A Combination Product is an Improvement.

11.	“Commercial Half Year” shall mean the six (6) month periods within a Commercial Year ending on June 30 and December 31.

12.	“Commercial Year” shall mean on a country-by-country basis, each calendar year commencing on January 1 and ending on December 31; provided that, the first Commercial Year in each country of the NOVACEA Territory shall commence on the Date of Launch of the Licensed Product in such country and end on December 31, of the following full calendar year.

13.	“Compendia Indication” shall mean a tumor type (in the Cancer Field) or other indication (outside of the Cancer Field) for which a Licensed Product or Improvement receives a Compendia Listing but for which it has not received Approval in the United States for such indication.

14.	“Compendia Listing” shall mean a listing for a tumor type indication in the USA for a Licensed Product or Improvement that is supported by a citation in at least one of the following authoritative drug reference books: (i) the American Society of Health-System Pharmacists’ American Hospital Formulary Service (AHFS), or (ii) the U.S. Pharmacopeia Drug Information.

15.	“Competition” shall mean the launch of a Competing Product by a Third Party in a country of NOVACEA Territory.

16.	“Competing Product” shall mean on a country-by-country basis, a product in oral form that is not a Licensed Product or an Improvement and that contains the Compound, as a therapeutically active ingredient including, but not limited to, a Generic Product. The IV Form is not a Competing Product.

17.	“Compound” shall mean Vinorelbine (INN), a vinca alka told derivative.

18.	“Confidential Information” shall mean all Information received by one Party from the other Party pursuant to any Agreement as well as all Information developed during the course of the performance of any Agreement, except Information which is:

(a)	in the public domain at the time of disclosure or thereafter becomes part of the public domain through no fault of the receiving Party or its Affiliates;

(b)	in the possession of the receiving Party or any of its Affiliates at the time of disclosure by the disclosing Party to the receiving Party and was not previously acquired by the receiving Party pursuant to a confidentiality restriction;

(c)	received by the receiving Party or any of its Affiliates without restriction as to confidentiality from a Third Party who the receiving Party reasonably believes has the right to disclose the same; or

(d)	independently developed by employees, agents or contractors of a Party or any of its Affiliates without use of any Information of the other Party disclosed under any Agreement.

Confidential Information that is first disclosed in writing shall be marked “confidential”. Information that is first disclosed orally or in any other form shall be reduced to writing marked “confidential” within fifteen (15) days after the date or initial disclosure.

19.	“Date of Launch” shall mean the date of first commercial sale of a Licensed Product or Improvement by Novacea on an indication-by-indication (Approved Indication and Compendia Indication) basis in each country of the Novacea Territory.

20.	“Development Plan” shall mean the Development Plan for the Licensed Product (i) in the USA, attached as Schedule 5.1.1 to the Patent and Know-How License Agreement and (ii) in Canada, to be attached to the Patent and Know-How License Agreement, as provided in Section 5.1.2 thereof, in each case as such Development Plan may be amended from time to time in accordance with the Patent Know-How License Agreement.

21.	“Diligent Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, such commercially reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, and other relevant factors then prevailing, consistent with industry standards. Diligent Efforts shall be determined on a market-by-market basis.

22.	“Disclosure Agreement” shall mean the Mutual Non-Disclosure Agreement dated September 22, 2004, between the Parties, as amended on November 10, 2004.

23.	“DMF” shall mean a Drug Master File filed with the FDA or HC.

24.	“Dollar” or “$” shall mean the currency of the USA.

25.	“Effective Date” shall mean July 19, 2005.

26.	“Euro” or “€” shall mean the currency of the European Union (“EU”).

27.	“FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

28.	“Field” shall mean the prevention, treatment, diagnosis or control of all human diseases.

29.	“Finished Product” shall mean softgel capsules containing 20 mg or 30 mg of Compound (expressed as base), or such other dosage amount as the Parties shall agree to develop pursuant to the Patent & Know-How License Agreement between the Parties, in primary and secondary packaging, as described in the Specifications.

30.	“Finished Product Specifications” shall mean the specifications of the Finished Product attached to the Supply Agreement as Schedule 2.3.1(c) thereto, as such Finished Product Specifications may be amended from time to time.

31.	“Generic Product” shall mean a generic version of the Licensed Product as defined by the FDA.

32.	“Global Product Strategy” shall mean that certain global development and commercialization strategy for the Licensed Product, as set forth in Schedule 7.3 to the Patent and Know-How Licensing Agreement between the Parties.

33.	“Good Manufacturing Practice” or “cGMP” shall mean the then current good manufacturing practices for pharmaceuticals as described in the laws of a given country in which a Compound or Finished Product is manufactured (in whole or in part) and in which it will be sold; and all other Legal Requirements, including all applicable federal, state, foreign and local environmental, health and safety laws and regulations in effect at the time and place of manufacture or sale of the Compound or Finished Product.

34.	“HC” shall mean any division of Health Canada.

35.	“Improvement” shall mean (a) all new developments originating from a Party directly relating to the Licensed Product such as (i) new indications (whether Approved or Compendia), (ii) dosages [other than softgel capsules containing 20 mg or 30 mg of Compound (expressed as base)], provided that such dosages are not otherwise marketed by Pierre Fabre, its Affiliates or sublicensees outside of the NOVACEA Territory at the time such Improvement is originated, (iii) presentations (for example a pill box) and/or (iv) schedule of administration, and (b) Combination Products, in each case including all information and data and technology relating thereto, whether patented, patentable or not. For clarification, another pharmaceutical product in oral form containing Compound, which is not a softgel capsule, such as a tablet or a different capsule type, shall not be deemed an Improvement.

36.	“IND” shall mean an investigational new drug application for a Licensed Product in the Field filed with the FDA, and any equivalent thereof in Canada where the context so indicates.

37.	“Information” means any and all information and data that has been or is provided by one Party to the other Party in connection with the Disclosure Agreement or this Agreement, whether or not such information or data is required to be so provided. Such information and data includes, without limitation, all Pierre Fabre Know-How, NOVACEA Know-How and all other scientific, pharmaceutical, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information and data, whether communicated in writing or orally or by any other method.

38.	“INSEE Index” shall mean «Indice des prix á la consommation (base 100=1998) - Ensemble des ménages, France entière», as published monthly in «Bulletin Mensuel de Statistique- tableau 23 NE», by the French Institut National de la Statistique et des Etudes Economiques («INSEE»), or any successor index thereto.

39.	“IV Form” shall mean the pharmaceutical product in vials containing 10 mg or 50 mg of Compound (expressed as base) referenced in (i) new drug application No. 20-388 approved by the FDA and (ii) new drug application N° DIN 02 09 1283 approved by the HC.

40.	“Joint Commercialization Committee” or “JCC” shall have the meaning set forth in Section 7.2 of the Patent and Know-How License Agreement.

41.	“Joint Development Committee” or “JDC” shall have the meaning set forth in Section 5.2 of the Patent and Know-How License Agreement.

42.	“Legal Requirements” shall mean any and all applicable local, municipal, provincial, federal and international laws, statutes, ordinances, rules, regulations or operating procedures now or hereafter enacted or promulgated by any governmental body.

43.	“Licensed Product” shall mean a pharmaceutical product containing Compound as its therapeutically active ingredient, formulated in a softgel capsule as per the Specifications, in 20 mg (of Compound expressed as base) and 30 mg (of Compound expressed as base) dosage forms (and any other dosages that may be marketed by Pierre Fabre, its Affiliates or sublicensees outside of the Novacea Territory from time to time), suitable for oral use by humans and, with respect to each reference in any Agreement to such defined term that relates only to Novacea Territory, either (i) is used, offered for sale or sold in the Novacea Territory through the use of all or part of Pierre Fabre Know-How or (ii) cannot be manufactured, used, offered for sale or sold in the Novacea Territory without infringing one or more Valid Claims.

44.	“Minimum Sales” shall have the meaning set forth in Section 9.2.1 of the Patent and Know-How License Agreement.

45.	“NDA” shall mean a new drug application filed with or granted by the FDA or the Regulatory Authorities of Canada with respect to a Licensed Product or Improvement.

46.	“Net Sales” shall mean the amount expressed in Dollars, billed in each country within Novacea Territory by Novacea, an Affiliate or any Novacea permitted sublicensee in such country for sales of Licensed Product and/or Improvements (collectively “Products” for purposes of this definition) to a Third Party, less the following to the extent not paid or reimbursed by the Third Party:

(a)	discounts (including cash discounts and quantity discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers;

(b)	credits or allowances accrued for claims, damaged goods, rejections or returns of such Products, including Products returned in connection with recalls or withdrawals, as such items are periodically adjusted in accordance with GAAP;

(c)	shipping and insurance charges to the extent (i) relating solely to the delivery of Products to a Third Party, and (ii) included on the invoice and charged separately to the Third Party; and

(d)	taxes or duties levied on, absorbed or otherwise imposed directly on the sale or use of such Products, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds. For clarity, income taxes or taxes imposed on expenses or proceeds from sales that are linked to the general activity of Novacea and not to the Products per se are not part of this Clause (d).

If and only if a Combination Product is sold in the Novacea Territory by Novacea, an Affiliate or any Novacea permitted sublicensee, at an invoice price (such invoice price, the “Combination Product Price”) that is greater than the invoice price [considered on a comparative dosage basis of Compound (expressed as base)], of the Licensed Product sold separately (such invoice price, the “Licensed Product Price”), then the amount of Net Sales for such Combination Product to be considered for the purpose of determining (i) Milestone Payments (ii) Patent and Know-How Royalty and (iii) Trademark Royalty will be determined by multiplying actual Net Sales of such Combination Product by the [*] where A is the Licensed Product Price and B is the invoice price of the other active ingredient or ingredients in the Combination Product, to the extent such other active ingredient or ingredients are sold separately (such [*], being hereinafter referred to as the “Fraction”). However, if, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, then the amount of Net Sales, to be considered for the aforesaid purposes, shall be determined by the JCC in good faith and in a manner consistent with the intent of the applicable Agreement; provided that, notwithstanding anything to the contrary set forth above in this paragraph, if the Fraction equals less than the amount of the [*] where C is the invoice price per square meter and treatment cycle of the Licensed Product and D is the invoice price per square meter per treatment cycle of the Combination Product, then the Fraction shall be deemed to be [*],

Net Sales, including the components referenced in Clauses (a)-(d) above, shall be determined by Novacea on an accrual basis in a manner consistent with US GAAP. For clarity, sales to a wholesaler, group purchasing organization, Pharmacy Benefit Manager (PBM), or retail chain customer shall be considered sales to a Third Party.

47.	“NOVACEA Know-How” shall mean non-public and/or proprietary information and data hereafter owned or controlled by Novacea and which is necessary or useful in the development, use, or sale of the Compound, Licensed Product or Improvement.

48.	“NOVACEA Territory” shall mean the United States of America (i.e. the fifty states of the USA and the District of Columbia, Puerto Rico and other U.S. territories and possessions) and Canada.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

49.	“Packaging Specifications” shall mean the specifications of the primary and secondary packaging components for the Placebo, the Clinical Product and the Finished Product included in Schedules 2.3.1(a), 2.3.1(b) and 2.3.1(c) attached to the Supply Agreement, as such Packaging Specifications may be amended from time to time.

50.	“Patent” shall mean (a) unexpired letters patent (including inventor’s certificates), including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (b) pending applications for letters patent, including without limitation any continuation, divisional or continuation-in-part thereof and any provisional applications.

51.	“PIERRE FABRE Know-How” shall mean non-public and/or proprietary information and data (including, without limitation, pre-clinical and clinical data) now or hereafter owned or controlled by Pierre Fabre and which is necessary or useful in the development, use, or sale, but not manufacture, of the Compound, Licensed Product or Improvement.

52.	“PIERRE FABRE Patents” shall mean (a) the Softgel Patents and (b) all Patents now or hereafter owned or controlled by Pierre Fabre to the extent necessary or useful for the development, use, offer for sale or sale (but not manufacture) of the Compound, Licensed Product and/or Improvements in the Field, including Pierre Fabre’s interest, if any, in any Joint Patent, as defined in Section 15.3 of the Patent and Know-How License Agreement.

53.	“PIERRE FABRE Territory” shall mean the entire world outside of the Novacea Territory.

54.	“Placebo” shall mean softgel capsules of 20 mg or 30 mg, as described in the Placebo Specifications.

55.	“Placebo Specifications” shall mean the specifications of the Placebo attached to the Supply Agreement as Schedule 2.3.1(a) thereto.

56.	“Quality Agreements” shall have the meaning set forth in Section 2.5.1 of the Supply Agreement.

57.	“Quarter” shall mean a calendar quarter ending on March 31, June 30, September 30 or December 31.

58.	“Regulatory Authority” shall mean any national or multistate/multinational governmental body, authority or instrumentality having jurisdiction over health/regulatory matters pertaining to a Licensed Product or Improvement.

59.	“Related Agreements” shall mean the two Agreements of the Patent and Know-How License Agreement, Trademark License Agreement and Supply Agreement that are not the Agreement in which the reference to such term is used.

60.

“Royalty Term” shall mean, on a country-by-country basis, the period of time from the Date of Launch (or, if earlier, from the first sale of a Licensed Product or Improvement on a name patient basis) of a Licensed Product or an Improvement in a given country in the Novacea Territory until the date which is the later of: (i) the expiration of the last to expire of any Valid Claim in such country (as extended by any extensions of any nature to any Pierre Fabre Patent covering the Licensed Product or any Improvement that has been obtained under applicable Legal Requirements in the respective countries of the Novacea Territory, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the USA and similar patent or exclusivity extension laws in the USA and other countries) or (ii) the end of the tenth (10th) Commercial Year following the Date of Launch of such Licensed Product or Improvement in such country.

61.	“Softgel Patents” shall mean the Patents owned by Cardinal Health 409 Inc., as listed in Schedule 16.1.7 attached to the Patent and Know-How License Agreement.

62.	“Specifications” shall mean (a) the analytical specifications for the manufacture and release of Placebo, Clinical Product, Licensed Product or Improvement, and (b) the specifications for the labeling and packaging of Placebo, Clinical Product, Licensed Product or Improvement, as set forth in an applicable regulatory filing (e.g., IND, DMF or NDA or foreign equivalent) or Approval, and as otherwise mutually agreed to by the Parties from time to time. “Specifications” as used in the Supply Agreement shall mean collectively the Placebo Specifications, the Clinical Product Specifications, the Finished Product Specifications and the Packaging Specifications.

63.	“Third Party” shall mean persons or entities other than Pierre Fabre, Novacea, and their respective Affiliates.

64.	“Trademark” shall mean a trademark owned by Pierre Fabre and selected by the Parties for use in connection with a Licensed Product or Improvement in the Novacea Territory pursuant to the Trademark License Agreement.

65.	“Valid Claim” shall mean (a) an unexpired claim of an issued patent from time to time within the Pierre Fabre Patents that has not been held unpatentable, unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unreversed and unappealed (or unappealable) decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (b) a claim in a pending patent application within the Pierre Fabre Patents that at any time (i) has been pending for less than five (5) years and (ii) is being diligently prosecuted.

Schedule 2.1.1

LIST OF COUNTRIES WITH ONCOLOGY AFFILIATES

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 5.1.1

U.S. DEVELOPMENT PLAN

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 5.1.2

CANADA DEVELOPMENT PLAN

Schedule 5.2

JOINT DEVELOPMENT COMMITTEE (JDC)

In support of its responsibilities with respect to the preclinical and clinical development of, and regulatory filings for, Licensed Product, the JDC may:

(i)	discuss proposed amendments to the Development Plan for the USA

(ii)	discuss the Development Plan proposed by Novacea for Canada and any proposed amendments thereto

(iii)	discuss progress of development activities in the Novacea Territory

(iv)	facilitate the exchange of information and data relating to development and registration activities of the Licensed Product, Competing Products and Improvements in the Novacea Territory and Pierre Fabre Territory

(v)	facilitate the exchange of protocol synopses for registrational and pivotal clinical trials conducted in the Novacea Territory and Pierre Fabre Territory, and any revisions to investigator’s brochure(s)

(vi)	work together with the JCC during the development of the Licensed Product to assure a smooth transition from development of such Licensed Product to commercialization

(vii)	work with the JCC to make recommendations for early access and compassionate use programs

(viii)	coordinate with the JCC and provide updates as appropriate

(ix)	discuss proposals by Novacea with respect to development and commercialization of Licensed Product outside the Cancer Field and exchange information relating thereto

(x)	discuss Novacea’s decision to terminate further development of an indication in the Novacea Territory under the Development Plan for the USA or Canada prior to such termination

(xi)	facilitate a global approach to interacting with relevant health authorities

(xii)	facilitate the exchange of information in compliance with Article 13 of the Patent and Know-How License Agreement in order to ensure that significant issues concerning adverse event information and safety issues are addressed consistently and in a timely manner among Regulatory Authorities in the Novacea Territory and Pierre Fabre Territory

Schedule 5.3.2

LIST OF OUTSTANDING CONTRACTS

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 5.4

PROTOCOL SYNOPSIS

Name of Sponsor/Company:

Name of Finished Product:

Name of Active Ingredient:

Title of Study:

Investigators:

Study Centre(s):

Publication (reference):

Study Period (years):	Phase of Development:

Objectives:

Methodology:

Number of Patients (planed and analyzed):

Diagnosis and main criteria for inclusion:

Test product, dose and mode of administration, batch number(s):

Duration of Treatment:

Reference therapy, dose and mode of administration, batch number(s):

Criteria for Evaluation:

Efficacy:

Safety:

Statistical Methods:

Schedule 7.2

JOINT COMMERCIALIZATION COMMITTEE (JCC)

In support of its responsibilities with respect to the commercialization of Licensed Product in the Novacea Territory, the JCC may:

(i)	discuss long-term commercial strategy in the Novacea Territory

(ii)	discuss Novacea’s projections as to Net Sales pursuant to Section 9.1.2 of this Agreement

(iii)	discuss with Novacea strategies for (a) obtaining patent and trademark protection for the Licensed Product and Improvements, (b) enforcing such patents and trademarks, and (c) defending Third Party claims relating to Pierre Fabre Patents and Trademarks

(iv)	discuss proposed adjustments to Projected Net Sales pursuant to Section 9.3.1 of the Patent and Know-How License Agreement

(v)	perform such other functions as appropriate to further the purposes of the Patent and Know-How License Agreement as determined by the Parties

(vi)	discuss the annual marketing plan for the Novacea Territory for each Commercial year

(vii)	coordinate with the JDC as appropriate

(viii)	facilitate the flow of information between the Parties with respect to the commercialization of each Licensed Product or Improvement

(ix)	coordinate the Parties’ plans for labelling, packaging, and selection of any Alternative Trademark for the Licensed Product in the Novacea Territory

(x)	discuss how the Licensed Product will be reimbursed by third parties (Insurances —H.M.O.— Social security. etc) to patients and/or hospitals in the USA and in Canada

(xi)	discuss proposed new indications, formulations or uses for the Licensed Product and Improvements within the Field

(xii)	coordinate commercial activities that impact both the Novacea Territory and Pierre Fabre Territory, including international conference presence/promotion, Thought Leader interactions, CME activities, and advertising in scientific and trade publications and journals

Notwithstanding the foregoing, Novacea shall have final decision-making authority on the JCC regarding all matters relating to the commercialization of the Licensed Product in the Novacea

Territory, including without limitation the following: (1) country adaptation and implementation of global marketing strategy; (2) free goods and discount policy; (3) targeting and segmentation (including sales force territories); (4) advertising and promotion expenses and allocation; (5) number of sales representatives to be used in a given country and the proportion of their time to be devoted to promotion of the Licensed Product; (6) early access program deployment; (7) public relations and Licensed Product-related communications activities; (8) Phase 4 Clinical Trial expenses and decisions as to where such activities will be conducted; (9) Licensed Product pricing and terms of sale; and (10) country adaptation and implementation of healthcare outcomes plans.

Schedule 7.3

GLOBAL PRODUCT STRATEGY

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9.1.1 (a)

US PROJECTED NET SALES

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 9.1.1 (b)

CANADA PROJECTED NET SALES

Schedule 11.3

FORMAT FOR PATENT AND KNOW HOW ROYALTY REPORT

Month	Sales in Canadian $	Exch Rate	Gross Sales	Sales Units	Components ref in clauses i to iv	Net Sales	Trademark Royalty Accrual	Patent & __ Royalty Accrual	Total Royalty Accrual	5% Withholding Tax	Net Royalty	Total by Country
Total January
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total February
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total March
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)
First Quarter

Total April
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)
Total May
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total June
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)
Second Quarter
First Semester

Total July
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total August
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total September
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)
Third Quarter

Total October
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total November
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)

Total December
US 20mg
US 30mg
Canada 20mg (US$)
Canada 30mg (US$)
Fourth Quarter
Second Semester

Schedule 13

DATA EXCHANGE AGREEMENT

Schedule 16.1.7

[*]

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.